Exhibit 10.11

                              AMENDED AND RESTATED

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                          DOLLAR FINANCIAL CANADA LTD.
                               (FORMERLY KNOWN AS
                              705532 ALBERTA LTD.)
                                  AS PURCHASER,
                               DFG HOLDINGS INC.
                                       AND

                            NATIONAL MONEY MART INC.,
                                       AND

             STEPHEN A . CLARK, MARK MCDONALD, 698815 ALBERTA LTD.,
                             TRI-S INVESTMENTS LTD.

                                      AND
                                  BETSYN CLARK






                          Dated as of October 23, 1996

                                TABLE OF CONTENTS
                                -----------------

     Section                                                          Pages
     -------                                                          -----

     ARTICLE I                                                            2

     SALE AND PURCHASE OF SHARES                                          2

          1.1    Sale and Purchase of Shares                              2

          1.2    National Assets                                          3

          1.3    Excluded Assets                                          5

          1.4    Liabilities                                              5

          1.5    Tri-S Assets                                             5

     ARTICLE II                                                           6

     PURCHASE AND PAYMENT                                                 6

          2.1    Amount of Purchase Price                                 6

          2.2    Payment of Cash                                          6

          2.3    [Intentionally Omitted]                                  6

          2.4    Initial Calculation on Closing Date                      6

          2.5    Post-Closing Adjustments                                 7

     ARTICLE III                                                          9

     CLOSING AND TERMINATION                                              9

          3.1    Closing Date                                             9

          3.2    Termination of Agreement                                 9

          3.3    Procedure Upon Termination                              10

          3.4    Effect of Termination                                   10

     Section                                                          Pages
     -------                                                          -----

     ARTICLE IV                                                          10

     REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS                  10

          4.1    Organization and Good Standing                          10

          4.2    Authorization of Agreement                              11

          4.3    Capitalization                                          11

          4.4    Subsidiaries and Other Interests                        12

          4.5    Corporate Records                                       13

          4.6    Conflicts; Consents of Third Parties                    13

          4.7    Ownership and Transfer of Shares                        14

          4.8    Financial Statements                                    14

          4.9    No Undisclosed Liabilities                              15

          4.10   Absence of Certain Developments                         15

          4.11   Taxes                                                   17

          4.12   Real Property                                           22

          4.13   Tangible Personal Property                              24

          4.14   Intangible Property                                     25

          4.15   Material Contracts                                      25

          4.16   Employee Benefits                                       27

          4.17   Labor                                                   28

          4.18   Employment Matters                                      29

          4.19   Litigation                                              30

          4.20   Compliance with Laws                                    30

          4.21   Environmental Matters                                   30

          4.22   Insurance                                               32

     Section                                                          Pages
     -------                                                          -----

          4.23   Payables                                                32

          4.24   Related Party Transactions                              32

          4.25   Banks                                                   33

          4.26   Financial Advisors                                      33

          4.27   Franchise Operations                                    33

          4.28   Name                                                    33

          4.29   Investment Intention                                    33

          4.30   Accounts Receivable                                     35

          4.31   [Intentionally Omitted]                                 35

          4.32   No Bankruptcy                                           35

          4.33   Minority Equity Interests                               35

          4.34   Absence of Activity                                     35

          4.35   No Misrepresentation                                    36

     ARTICLE V                                                           36

     REPRESENTATIONS AND WARRANTIES OF PURCHASER                         36

          5.1    Organization and Good Standing                          36

          5.2    Authorization of Agreement                              36

          5.3    Conflicts; Consents of Third Parties                    37

          5.4    Litigation                                              37

          5.5    Investment Intention                                    37

          5.6    Financial Advisors                                      37

     ARTICLE VI                                                          38

     COVENANTS                                                           38

          6.1    Access to Information                                   38

     Section                                                          Pages
     -------                                                          -----

          6.2    Conduct of the Business Pending the Closing             38

          6.3    Consents                                                42

          6.4    Consents to Real Property Leases                        42

          6.5    No Solicitation                                         43

          6.6    Preservation of Records                                 43

          6.7    Publicity                                               44

          6.8    Repayment of Loans                                      44

          6.9    Use of Name                                             44

          6.10   Environmental Matters                                   44

          6.11   Non-Competition Agreements                              44

          6.12   Shareholder Releases                                    45

          6.13   Capital Contribution                                    45

          6.14   Tax Matters                                             45

          6.15   Transfer to Alberta                                     48

          6.16   Obligations of Tri-S                                    48

          6.17   Transfer to Mrs. Clark                                  48

     ARTICLE VII                                                         48

     CONDITIONS TO CLOSING                                               48

          7.1    Conditions Precedent to Obligations of Purchaser        48

          7.2    Conditions Precedent to Obligations of the
                 Shareholders and the Tri-S Shareholders                 51

     ARTICLE VIII                                                        52

     DOCUMENTS TO BE DELIVERED                                           52

          8.1    Documents to be Delivered by the Shareholders and the
                 Tri-S Shareholders                                      52

     Section                                                          Pages
     -------                                                          -----

          8.2    Documents to be Delivered by the Purchaser              54

     ARTICLE IX                                                          54

     INDEMNIFICATION                                                     54

          9.1    Survival                                                54

          9.2    General Indemnification                                 55

          9.3    Limitations on Indemnification for Breaches of
                 Representations and Warranties                          57

          9.4    Indemnification Procedures                              57

          9.5    Tax Matters                                             59

          9.6    Employee Benefits and Labor Indemnity                   60

          9.7    Waiver of Subrogation and Other Rights                  60

          9.8    Right of Offset                                         60

          9.9    Treatment of Payment                                    60

     ARTICLE X                                                           61

     MISCELLANEOUS                                                       61

          10.1   Certain Definitions                                     61

          10.2   Payment of Sales, Use or Similar Taxes                  72

          10.3   Expenses                                                72

          10.4   Specific Performance                                    72

          10.5   Further Assurances                                      73

          10.6   Submission to Jurisdiction; Consent to Service of
                 Process                                                 73

          10.7   Entire Agreement; Amendments and Waivers
                 Confidentiality                                         73

          10.8   Governing Law                                           74

          10.9   Table of Contents and Headings                          74

     Section                                                          Pages
     -------                                                          -----

          10.10  Notices                                                 74

          10.11  Severability                                            75

          10.12  Binding Effect; Assignment                              75

          10.13  Shareholders' Representative                            76

          10.14  Western Union Bonus                                     76

          10.15  Counterparts                                            77

     ARTICLE XI                                                          77

     REPRESENTATIONS AND WARRANTIES OF DFG                               77

          11.1   Organization and Good Standing                          77

          11.2   Authorization of Agreement                              77

          11.3   Capitalization                                          78

          11.4   Corporate Records                                       78

          11.5   Conflicts; Consents of Third Parties                    78

          11.6   Financial Statements                                    79

          11.7   No Undisclosed Liabilities                              79

          11.8   Absence of Certain Developments                         80

          11.9   Labor                                                   80

          11.10  Litigation                                              80

          11.11  Compliance with Laws                                    81

          11.12  No Bankruptcy                                           81

          11.13  Taxes                                                   81

          11.14  No Misrepresentation                                    82

     Section                                                          Pages
     -------                                                          -----

     ARTICLE XII                                                         82

     REPRESENTATIONS AND WARRANTIES OF THE TRI-S SHAREHOLDERS            82

          12.1   Organization and Good Standing                          82

          12.2   Authorization of Agreement                              83

          12.3   Capitalization                                          83

          12.4   Absence of Activity                                     84

          12.5   Corporate Records                                       84

          12.6   Conflicts; Consents of Third Parties                    85

          12.7   Ownership and Transfer of Shares                        85

          12.8   Financial Statements                                    85

          12.9   Taxes                                                   86

          12.10  Litigation                                              90

          12.11  Compliance with Laws                                    91

          12.12  Related Party Transactions                              91

          12.13  Financial Advisors                                      91

          12.14  No Bankruptcy                                           91

          12.15  No Misrepresentation                                    91

                               PURCHASE AGREEMENT
                               ------------------

               THIS AMENDED AND RESTATED PURCHASE AGREEMENT, dated as of October 23, 1996 (the "Agreement"), by and among Dollar Financial Canada Ltd. (formerly known as 705532 Alberta Ltd.), an Alberta corporation (the "Purchaser"), DFG Holdings Inc., a Delaware corporation ("DFG"), and National Money Mart Inc., an Alberta corporation ("National"), and Stephen A. Clark, Mark McDonald, and 698815 Alberta Ltd., an Alberta Corporation ("Alberta") (individually, a "Shareholder" and collectively, the "Shareholders") and Tri-S Investments Ltd. ("Tri-S"), an Alberta corporation and Betsyn Clark ("Mrs. Clark" and, together with Tri-S, individually a "Tri-S Shareholder" and collectively, the "Tri-S Shareholders").


                              W I T N E S S E T H:
                              -------------------

               WHEREAS, National presently owns and operates thirty six
     (36) check cashing stores (the "Stores"), and franchises one hundred six (106) check cashing stores, at the locations in Canada listed on
     Schedule I;

               WHEREAS, (i) as of the Closing the Shareholders will own an aggregate of 6,208 shares of Common Stock (as hereinafter defined), and Mrs. Clark will own an aggregate of 2,500 shares of Common Stock (together, the "Seller Shares"), and (ii) Tri-S owns an aggregate of 1,292 shares of Common Stock (the "Other Shares" and, together with the Seller Shares, the "National Shares");

               WHEREAS, the National Shares constitute all of the issued and outstanding shares of capital stock of National;

               WHEREAS, Mrs. Clark owns an aggregate of 100 shares of Common Stock, without par value of Tri-S (the "Tri-S Shares" and, together with the National Shares, the "Shares"), which Tri-S Shares constitute all of the issued and outstanding shares of capital stock of Tri-S;

               WHEREAS, Purchaser desires to purchase from (i) the Shareholders and Mrs. Clark, and the Shareholders and Mrs. Clark desire to sell to Purchaser, the Seller Shares, and (ii) Mrs. Clark, and Mrs. Clark desires to sell to Purchaser, the Tri-S Shares, all for the Purchase Price and upon the terms and conditions hereinafter set forth;

               WHEREAS, Purchaser desires that, effective upon the Closing Date, each of the Shareholders and Mrs. Clark will agree not to compete with Purchaser or any of its affiliates pursuant to separate Non-Competition Agreements to be entered into on the Closing Date in substantially the form set forth on Exhibit A hereto;

               WHEREAS, Purchaser is an indirect, wholly-owned subsidiary of DFG;

               WHEREAS, certain terms used in this Agreement are defined in
     Section 10.1;

               WHEREAS, the Purchaser, DFG, National, the Shareholders (other than Alberta) and the Tri-S Shareholders have entered into a Purchase Agreement dated as of October 23, 1996 (the "Prior
     Agreement"); and

               WHEREAS, the Purchaser, DFG, National, the Shareholders and the Tri-S Shareholders have agreed to amend certain provisions contained in the Prior Agreement, including, without limitation, adding Alberta as a party to this Agreement and providing for the purchase of the Tri-S Shares;

               NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, and upon the terms and subject to the conditions hereinafter set forth, the Purchaser, DFG, National, the Shareholders and the Tri-S Shareholders hereby agree that the Prior Agreement is hereby amended and restated to read in its entirety as follows:


                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

               1.1   Sale and Purchase of Shares.
                     ---------------------------
               (a) Upon the terms and subject to the conditions contained herein, on the Closing Date the Shareholders and Mrs. Clark shall sell, assign, transfer, convey and deliver to the Purchaser (or its designees) good and marketable title, free and clear of all Liens, and the Purchaser shall purchase from the Shareholders and Mrs. Clark, the Seller Shares.

               (b) Upon the terms and subject to the conditions contained herein, on the Closing Date Mrs. Clark shall sell, assign, transfer, convey and deliver to the Purchaser (or its designees) good and marketable title, free and clear of all Liens, and the Purchaser shall purchase from Mrs. Clark, the Tri-S Shares.

               (c) In addition, from and after the Closing, each of the Shareholders and Mrs. Clark agrees to provide, or cause to be provided, to Purchaser, National and Tri-S access to all documents and/or information as may be reasonably necessary to enable each of them to see to the efficient and proper conduct and administration of the assets owned by National (the "Assets") and the assets owned by Tri-S, including, without limitation, all historical files, Tax Returns, records and personnel data.

               1.2   National Assets.  Without limiting the foregoing, the
                     ---------------
     Shareholders and Mrs. Clark agree that, at the time of the Closing (as hereinafter defined), all of the following, other than the Excluded Assets, shall be owned by National and its Subsidiaries, free and clear of all Liens except for the Permitted Exceptions:

               (a)   Licenses and Authorizations.  All authorizations,
                     ---------------------------
     approvals, orders, licenses, franchises, certificates and permits (collectively, "Licenses") of and from all Governmental Bodies necessary to own or lease the properties and assets used or useable in the ownership and/or operation of the Stores, and to otherwise conduct the business of National and its Subsidiaries conducted by it prior to the date hereof other than with respect to the Excluded Assets (the "Business") together with any renewals, extensions or modifications thereof and additions thereto and other pending applications or applications to be filed with any Governmental Body between the date of this Agreement and the Closing Date.

               (b)   Cash, Accounts Receivable, Minority Equity Interests,
                     -----------------------------------------------------
     etc.  All cash, savings accounts, checks returned unpaid, accounts
     ----
     receivable, notes receivable, refunds of unearned insurance premiums, bank deposits and similar items in the process of collection owned or otherwise held by National on the Closing Date, and the Minority Equity Interests set forth on Schedule 4.4 (b). For purposes of this Agreement (including, without limitation, the calculation of the Purchase Price pursuant to Article II hereof), all accounts receivable that are 90 days or more past due (the "Discount Receivables") shall be deemed to have been written-down to zero.

               (c)   Other Personal Property, etc.  All tangible and
                     -----------------------------
     intangible personal or moveable property, equipment, machinery, furniture, fixtures, tools, computer hardware, supplies and other assets, wherever located, used or useable in the ownership and/or operation of the Stores and the Business, together with such additions, modifications and replacements thereto, and subject to deletions therefrom in connection with any such replacements, as may be made in accordance with the terms of this Agreement and in the ordinary course of business between the date of this Agreement and the Closing Date.

               (d)   Real Property.  All leased real or immovable property,
                     -------------
     buildings and structures, leasehold improvements, fixtures and appurtenances used or useable in the operation of National and its Subsidiaries (including all Company Properties) and their interests and rights arising under all agreements, rights and appurtenances relating thereto (including all Real Property Leases), any renewals, extensions, amendments or modifications thereof, and any additional agreements and leases made or entered into in accordance with the terms of this Agreement and in the ordinary course of business between the date of this Agreement and the Closing Date.

               (e)   Leases and Agreements.  All contracts and agreements
                     ---------------------
     used or useable in the ownership and/or operation of the Stores and the Business, including any renewals, extensions, amendments or modifications thereof, and any additional agreements, leases, commitments and orders made or entered into in accordance with the terms of this Agreement between the date of this Agreement and the Closing Date.

               (f)   Intellectual Property, Etc.  All patents, patent
                     ---------------------------
     licenses, copyrights, trademarks, trade names, service marks, trade secret rights, computer programs and software, permits, licenses or other similar rights used or useable in the ownership and/or operation of the Stores and the Business, including, specifically, the tradenames enumerated on Schedule 4.14 hereof, together with any additions or modifications thereto and subject to any deletions therefrom made in accordance with the terms of this Agreement between the date of this Agreement and the Closing Date. The term "computer programs and software" as used in this subparagraph (f) shall include, without limitation, all point-of-sale ("POS") software developed and/or owned by National and its Subsidiaries.

               (g)   Books and Records.  All books, records and files
                     -----------------
     pertaining to the Stores and the Business for all periods ending on or before the Closing Date, including National's and its Subsidiaries' minute books and stock register.

               (h)   Prepaid Expenses.  All security deposits and other
                     ----------------
     prepaid expenses relating to the operation and/or ownership of the Stores and the Business, including, but not limited to, Taxes, rent, licenses, postage and any other prepaid assets or deposits relating to the operation and/or ownership of the Stores existing as of the Closing Date.

               (i)   Customer Lists.  All customer lists, vendor lists and
                     --------------
     other intangible assets relating to the operation and/or ownership of the Stores and the Business, together with any additions or modifications thereto and subject to any deletions therefrom made in accordance with the terms of this Agreement between the date of this Agreement and the Closing Date.

               1.3   Excluded Assets.  It is agreed that the assets set
                     ---------------
     forth on Schedule 1.3 (collectively, the "Excluded Assets") shall not constitute part of the Assets. The Excluded Assets shall be transferred by National to the Shareholders prior to Closing, in the manner described on Schedule 1.3.

               1.4   Liabilities.  Purchaser shall, following Closing,
                     -----------
     cause National and each of its Subsidiaries, as applicable, to perform and discharge its obligations under the Assumed Contracts to which it is a party, to the extent such obligations arise and accrue after the Closing Date (excluding, however, those obligations that either arise out of or would have been satisfied prior to the Closing but for a breach or default by National or any of its Subsidiaries) (collectively, the "Contract Liabilities"). The Shareholders and the Tri-S Shareholders agree that prior to the Closing Date (i) they shall cause National and its Subsidiaries to satisfy and discharge all of its obligations and liabilities for amounts due or to become due for services rendered or goods delivered to National or any of its Subsidiaries prior to Closing, and (ii) they shall use, and cause National and its Subsidiaries to use, their respective best efforts to obtain a discharge or release of National and its Subsidiaries as of the Closing, from any and all obligations, liabilities or expenses other than the Contract Liabilities. Without limiting the generality of the foregoing and without limiting Article IX below, and regardless of whether any of the following may be disclosed to Purchaser pursuant to Section 4 hereof or otherwise, or whether Purchaser may have knowledge of the same, the Shareholders will be liable for and will pay and indemnify National and Purchaser in respect of the Excluded Liabilities.

               1.5   Tri-S Assets.  Without limiting the foregoing, the
                     ------------
     Shareholders and the Tri-S Shareholders covenant and agree that, at the time of the Closing, (i) the only assets of Tri-S shall be the Other Shares (which shall be held by Tri-S, free and clear of all Liens), and (ii) Tri-S shall have no liabilities or obligations (matured or unmatured, fixed or contingent) of any nature whatsoever.


                                   ARTICLE II

                              PURCHASE AND PAYMENT

               2.1   Amount of Purchase Price.  The purchase price for the
                     ------------------------
     Seller Shares and the Tri-S Shares (the "Purchase Price") shall be an amount equal to (i) the sum of (a) C$24,140,029.00, (b) the Cash on Hand, (c) the Closing Date Accounts Receivable, (d) Prepaids, and (e) MEI Interest less (ii) the sum of (w) Accounts Payable, (x) Bonuses,
     (y) Dividends and (z) Shareholder Loans. The Purchase Price is subject to adjustment as provided in this Agreement, and shall be paid in the manner set forth in Section 2.2(b) below. 87.08% of the Purchase Price shall be allocable to the purchase and sale of the Seller Shares and 12.92% of the Purchase Price shall be allocable to the purchase and sale of the Tri-S Shares.

               2.2   Payment of Cash. (a) On the Closing Date and subject
                     ---------------
     to the terms and conditions of this Agreement, the Purchaser shall pay to the Shareholders' Representative the Purchase Price less C$700,000 in cash by certified or bank cashier's check in New York Clearing House Funds, payable to the order of the Shareholders' Representatives (or, at the Shareholders' Representative option, by wire transfer of immediately available funds into an account designated, prior to the Closing, by the Shareholders' Representative).

               (b) Upon the Closing, and subject to the terms and conditions of this Agreement, the Purchaser shall pay to Mark McDonald and Alberta 139.19 and 185.58 shares, respectively, of DFG Common Stock.

               2.3   [Intentionally Omitted]

               2.4   Initial Calculation on Closing Date.  Notwithstanding
                     -----------------------------------
     any terms or provisions of this Agreement to the contrary, the following components of the Purchase Price payment that is made on the actual Closing Date shall be based upon National's October 31, 1996 internally prepared unaudited financial statements: (i) the amount of Cash on Hand at National and each of its Subsidiaries, (ii) the Closing Date Accounts

     Receivable, (iii) the amount of Prepaids, (iv) the amount of MEI Interests and (v) the amount of Accounts Payable, Bonuses and Shareholder Loans .

               2.5   Post-Closing Adjustments.  (a)  Purchaser shall
                     ------------------------
     prepare and deliver to Shareholder's Representative, as promptly as practicable after the Closing Date, versions (based on audited consolidated financial statements (prepared in accordance with GAAP consistently applied) for National for the fiscal year ending on the Closing Date; the "Closing Date Financial Statements") of: Schedules for (i) the Cash on Hand, (ii) the Closing Date Accounts Receivable,
     (iii) Prepaids, (iv) MEI Interests, (v) Accounts Payable, (vi) Bonuses, (vii) Dividends and (viii) Shareholders Loans (collectively, the "Updated Schedules"), all of which shall be dated as of the Closing Date. The cost of preparing and delivering the Updated Schedules and the Closing Date Financial Statements shall be shared equally between (i) the Shareholders and (ii) the Purchaser.

               (b) The Purchase Price shall be increased dollar for dollar by an amount equal to: (i) any increase in the Cash on Hand (as calculated pursuant to Section 2.4) as compared to Cash on Hand on the Closing Date Financial Statements, (ii) any increase in the Closing Date Accounts Receivable (as calculated pursuant to Section 2.4) as compared to the Closing Date Accounts Receivable on the Closing Date Financial Statements, (iii) any increase in Prepaids (as calculated pursuant to Section 2.4) as compared to the Prepaids on the Closing Date Financial Statements, (iv) any increase in MEI Interests as compared to the MEI Interests on the Closing Date Financial Statements, (v) any decrease in Accounts Payable (as calculated pursuant to Section 2.4) as compared to Accounts Payable on the Closing Date Financial Statements, (vi) any decrease in Bonuses (as calculated pursuant to Section 2.4) as compared to Bonuses on the Closing Date Financial Statements, (vii) any decrease in Dividends as compared to Dividends on the Closing Date Financial Statements and
     (viii) any decrease in Shareholders Loans (as calculated pursuant to Section 2.4) as compared to Shareholders Loans on the Closing Date Financial Statements.

               In addition, the Purchase Price shall be decreased dollar for dollar by an amount equal to: (i) any decrease in the Cash on Hand (as calculated pursuant to Section 2.4) as compared to Cash on Hand on the Closing Date Financial Statements, (ii) any decrease in the Closing Date Accounts Receivable (as calculated pursuant to Section 2.4) as compared to the Closing Date Accounts Receivable on the Closing Date Financial Statements, (iii) any decrease in Prepaids (as calculated pursuant to Section 2.4) as compared to the Prepaids on the Closing Date Financial Statements, (iv) any decrease in MEI Interests as compared to the MEI Interests on the Closing Date Financial Statements, (v) any increase in Accounts Payable (as calculated pursuant to Section 2.4) as compared to Accounts Payable on the Closing Date Financial Statements, (vi) any increase in Bonuses (as calculated pursuant to Section 2.4) as compared to Bonuses on the Closing Date Financial Statements, (vii) any increase in Dividends as compared to Dividends on the Closing Date Financial Statements and
     (viii) any increase in Shareholders Loans (as calculated pursuant to Section 2.4) as compared to Shareholders Loans on the Closing Date Financial Statements.

               The aggregate, net adjustment made pursuant to this Section 2.5(b) is hereinafter referred to as the "Adjustment Amount."

               (c) As soon as is reasonably practicable following the preparation and delivery of the Updated Schedules, the Purchaser shall prepare and deliver to the Shareholders' Representative a statement (the "Closing Statement") which shall set forth the adjustments to the Purchase Price to be made, if any, in accordance with this Agreement. Concurrently with its delivery of the Closing Statement to the Shareholders' Representative, the Purchaser shall cause reasonable access to be granted to the Shareholders' Representative to the work papers and schedules prepared or used by the Purchaser and its accountants in connection with the preparation of the Closing Statement.

               (d) To the extent the Adjustment Amount results in an increase of the Purchase Price, Purchaser shall promptly pay the amount of such increase to the Shareholders' Representative. To the extent the Adjustment Amount results in a decrease to the Purchase Price, the Shareholders in each case, jointly and severally, shall promptly pay the full amount of such decrease to Purchaser. The Adjustment Amount shall include interest from the Closing Date to the date(s) of payment calculated at a rate of 10% per annum compounded monthly. The Adjustment Amount together with such interest shall be due and payable within 10 days after calculation of the Adjustment Amount, subject to the terms of Section 2.5(e) below; provided that in any event interest shall accrue at such rate through the date(s) of payment. Any amounts paid pursuant to this Section 2.5 (other than interest) shall be an adjustment to the Purchase Price.

               (e) In the event that the Shareholders' Representative gives the Purchaser written notice within 10 days after delivery to the Shareholders' Representative of the Closing Statement that the Shareholders' Representative disputes any portion of the Closing Statement (a "Dispute Notice") and such dispute is not resolved within 20 days after delivery of such Dispute Notice to the Purchaser, either Shareholders' Representative or the Purchaser may submit such dispute to KPMG - Victoria, Chartered Accountants for arbitration for final resolution in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The determination of such arbitrators shall be final and binding upon the parties hereto, and the fees of such arbitrators in connection with the determination shall be paid by the party against whom the award was made, or if a compromise was made, shared equally. Any portion of the Closing Statement not subject to a Dispute Notice shall become binding and final upon the parties on the 11th day after delivery of the Closing Statement to the Shareholders' Representative.


                                   ARTICLE III

                             CLOSING AND TERMINATION

               3.1   Closing Date.  Subject to the satisfaction of the
                     ------------
     conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at 10:00 A.M. at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York, 10153 (or at such other place as the parties may designate in writing) on November 15, 1996, or on such other date and at such other place as the Shareholders' Representative and the Purchaser may jointly designate in writing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

               3.2   Termination of Agreement.  This Agreement may be
                     ------------------------
     terminated prior to the Closing as follows:

               (a)   At the election of either the Shareholders'
     Representative or the Purchaser on or after November 15, 1996, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach of this Agreement or otherwise in default of any of its obligations hereunder;

               (b) by mutual written consent of the Shareholders' Representative and the Purchaser; or

               (c) by the Shareholders' Representative or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

               3.3   Procedure Upon Termination.  In the event of
                     --------------------------
     termination of this Agreement pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given by the terminating party to the other party or parties, and this Agreement shall, subject to
     Section 3.4, terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Shareholders. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

               3.4   Effect of Termination.  In the event that this
                     ---------------------
     Agreement is validly terminated as provided herein, then the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, National or any Shareholder; provided, however, that the obligations of the parties
                  --------  -------
     set forth in Section 10.3 hereof shall survive any such termination and shall be enforceable hereunder; and provided, further, however,
                                             --------  -------  -------
     that nothing in this Section 3.4 shall relieve any party hereto of any liability for a breach of this Agreement.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

               Each of the Shareholders hereby jointly and severally represents and warrants to Purchaser as follows:

               4.1   Organization and Good Standing.  Each of National and
                     ------------------------------
     each Shareholder (other than Shareholders that are natural persons) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Schedule 4.1 sets forth, for each Shareholder that is not a natural person, the date of its formation, and the jurisdiction under whose laws such Shareholder was organized. Each of National and Alberta is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real or immovable property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

               4.2   Authorization of Agreement.  Each Shareholder and
                     --------------------------
     National has all requisite power, authority and legal capacity to execute and deliver this Agreement, a Non-Competition Agreement substantially in the form of Exhibit A hereto (collectively, the "Non-Competition Agreements") and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Person in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement and the Non-Competition Agreements, the "Shareholder/National Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Shareholder/National Documents will be at or prior to the Closing, duly and validly executed and delivered by each Shareholder and National and (assuming the due authorization, execution and delivery by Purchaser if a party thereto) this Agreement constitutes, and each of the Shareholder/National Documents when so executed and delivered will constitute, the legal, valid and binding obligations of each Shareholder and National, enforceable against such Person in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               4.3   Capitalization.
                     --------------
               (a) The authorized capital stock of National consists solely of an unlimited number of Class A common shares, without par value (the "Common Stock"). There are 10,000 shares of Common Stock issued and outstanding. The National Shares constitute all of the issued and outstanding shares of Common Stock and were duly authorized for issuance and are validly issued, fully paid and non-assessable and free of preemptive rights.

               (b) There is no existing option, warrant, call, right, commitment or other agreement of any character to which any Shareholder, any Tri-S Shareholder or National or any of its Subsidiaries is a party requiring (or which may in the future require), and there are no securities of National or any of its Subsidiaries outstanding which upon conversion or exchange would (or may in the future) require, the issuance, sale or transfer of any shares of capital stock or other securities of National or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other securities of National. None of the Shareholders, the Tri-S Shareholders or National is a party to any voting trust or other voting agreement with respect to any of the shares of Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of National.

               4.4   Subsidiaries and Other Interests.  Schedule 4.4(a)
                     --------------------------------
     hereto sets forth the name of each Subsidiary and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all of its stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real or immovable property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. Each Subsidiary has all requisite corporate power and authority to own its properties and carry on its business as presently conducted. Other than (i) the equity interests in Subsidiaries set forth on Schedule 4.4(a), and
     (ii) the minority interests set forth on Schedule 4.4(b) (the "Minority Equity Interests"), none of National or any of its Subsidiaries owns any equity interests in any Person. The outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares are owned by the holder thereof, free and clear of any and all Liens. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right, commitment or other agreement of any character to which any Subsidiary is a party requiring (or which may in the future require), and there are no securities of National or any Subsidiary outstanding which upon conversion or exchange would (or may in the future) require, the issuance, sale or transfer of any shares of capital stock or other securities of National or any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of National or any Subsidiary. None of the Shareholders, the Tri-S Shareholders or National is a party to any voting trust or other voting agreement with respect to any of the shares of Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any Subsidiary. Neither National nor any of its Subsidiaries has any present or future obligation (contingent or otherwise) to make any capital contribution to, or purchase any equity of, any Subsidiary or any other Person.

               4.5   Corporate Records.
                     -----------------
               (a) National and the Shareholders have delivered to the Purchaser true, correct and complete copies of the certificate of incorporation or amalgamation (certified by the Registrar of Corporations or other appropriate official of the applicable jurisdiction of organization) and articles (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of National and each of its Subsidiaries.

               (b) The minute books of National and each Subsidiary have been previously made available to the Purchaser and contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and boards of directors (including committees thereof) of National and such Subsidiaries. The stock certificate books and stock transfer ledgers of National and the Subsidiaries have been previously made available to the Purchaser and are true, correct and complete.

               4.6   Conflicts; Consents of Third Parties.  Except as set
                     ------------------------------------
     forth on Schedule 4.6, (a) none of the execution and delivery by any Shareholder or National of this Agreement and the Shareholder/National Documents, the consummation by each of Shareholder and National the transactions contemplated hereby and thereby, or compliance by any Shareholder or National with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles or certificate of incorporation, by-laws, shareholder agreement or other organizational documents of any Shareholder, National or any Subsidiary; (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, deed of trust, indenture, license, lease, agreement or other instrument or obligation to which any Shareholder, National or any Subsidiary is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which any Shareholder, National or any Subsidiary is bound; or (iv) result in the creation of any Lien upon the Shares or the properties or assets of National or any Subsidiary.

               (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Shareholder or National in connection with the execution and delivery of this Agreement or the Shareholder/National Documents, or the compliance by each Shareholder or National, as the case may be, with any of the provisions hereof or thereof.

               4.7   Ownership and Transfer of Shares.  Each Shareholder is
                     --------------------------------
     the record and beneficial owner of the Shares indicated as being owned by such Shareholder on Schedule 4.7, free and clear of any and all Liens. Each Shareholder has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens. Immediately after the Closing, Purchaser will own, directly or (in the case of the Other Shares) indirectly through Tri-S, all the equity interests in National and Tri-S.

               4.8   Financial Statements.  National and the Shareholders
                     --------------------
     have delivered to the Purchaser copies of (i) the audited consolidated balance sheets of National and its Subsidiaries as at December 31, 1993, 1994 and 1995 and the related audited consolidated statements of income and of cash flows of National and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of National and its Subsidiaries as at September 30, 1996 and the related consolidated statements of income and cash flows of National and its Subsidiaries for the period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by National without modification of the accounting principles used in the preparation thereof, and presents fairly in accordance with GAAP the consolidated financial position, results of operations and cash flows of National and its Subsidiaries as at the dates and for the periods indicated.

               For the purposes of this Article IV, the audited consolidated balance sheet of National and its Subsidiaries as at December 31, 1995 is collectively referred to as National's "Balance Sheet" and December 31, 1995 is referred to as the "Balance Sheet Date".

               4.9   No Undisclosed Liabilities.  Except as set forth on
                     --------------------------
     Schedule 4.9, neither National nor any of its Subsidiaries has any indebtedness, obligations or liabilities of any kind (whether absolute, contingent or otherwise, and whether due or to become due) which are not reflected on its respective Balance Sheet other than such indebtedness, obligations or liabilities (i) as were incurred in the ordinary and usual course of business consistent with its past practices since the Balance Sheet Date, (ii) existing pursuant to any contract or agreement disclosed on Schedules 4.12(a)(1), 4.13 or 4.15 (or any contract or agreement not required to be disclosed thereon because such contract or agreement was not of the type required to be disclosed thereon by such Sections) or (iii) which will be repaid or discharged prior to the Closing.

               4.10  Absence of Certain Developments.  Except as expressly
                     -------------------------------
     required by this Agreement or as set forth on Schedule 4.10, since the Balance Sheet Date:

               (a) there has not been any Material Adverse Change in National or any Subsidiary nor has there occurred any event which is reasonably likely to result in a Material Adverse Change in National or any of the Subsidiaries;

               (b) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of National or any Subsidiary having a replacement cost of more than C$10,000 for any single loss or C$25,000 for all such losses;

               (c) except as required by Section 1.3 with respect to the Excluded Assets, there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of National or any repurchase, redemption or other acquisition by National or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, National or any Subsidiary;

               (d) neither National nor any Subsidiary has (i) awarded or paid any bonuses to employees of National or any Subsidiary with respect to the fiscal year ended December 31, 1995, or (ii) entered into, or increased or agreed to increase the compensation payable or to become payable by it or the coverage or benefits available under, any written or oral employment agreement or arrangement, deferred compensation agreement, severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with National's or any Subsidiary's directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of National and the Subsidiaries taken as a whole);

               (e) there has not been any change by National or any Subsidiary in accounting or Tax reporting principles, methods or policies;

               (f) neither National nor any Subsidiary has entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

               (g) neither National nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

               (h) neither National nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Shareholder or Tri-S Shareholder or any Affiliate of any Shareholder or Tri-S Shareholder;

               (i) neither National nor any Subsidiary has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

               (j) neither National nor any Subsidiary has discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to National and its Subsidiaries taken as a whole;

               (k) neither National nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to National and its Subsidiaries taken as a whole;

               (l) neither National nor any Subsidiary has engaged in any business in which it had not been engaged prior to the Balance Sheet Date, other than Pay Day Loans;

               (m) neither National nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of C$25,000 individually or C$200,000 in the aggregate;

               (n) neither National nor any Subsidiary has entered into any transaction, arrangement or agreement with a Shareholder, a Tri-S Shareholder or any of its or any Shareholder's or Tri-S Shareholder's Affiliates;

               (o) neither National nor any Subsidiary has instituted or settled any material Legal Proceeding; and

               (p) none of the Shareholders, National or Tri-S Shareholder has agreed to do anything set forth in this Section 4.10.

               4.11  Taxes.
                     -----
               (a) All Tax Returns required to be filed by or with respect to National and each Subsidiary or their respective assets have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects. National and each Subsidiary has duly and timely paid or has had duly and timely paid on its behalf all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for periods covered by such Tax Returns. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not due or owing, National and each Subsidiary has made or has caused to be made sufficient current accruals for such Taxes in its financial statements and Taxes for such period have or shall arise solely in the usual and ordinary course of business. National and each Subsidiary has made or has caused to be made all required estimated Tax payments sufficient to avoid any underpayment penalties.

               (b) National and each Subsidiary has or has caused to be duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

               (c) No waivers of statutes of limitation or other agreements or arrangements providing for an extension of time have been given or requested with respect to National or any Subsidiary in connection with any Tax Returns covering National or such Subsidiary with respect to any Taxes payable by it and no power of attorney with respect to any Tax matter is currently in force. The last period for which Taxes were assessed with respect to the Federal Income Tax Returns of National and any Subsidiary of National was December 31, 1995. The statutory period for the assessment of Taxes with respect to the federal income Tax Returns of National and any Subsidiary of National for all prior periods has expired. The last period for which Taxes were assessed with respect to the provincial, local, and foreign Tax Returns of National and any Subsidiary of National was December 31, 1995 (except for the Province of British Columbia, which was December 31, 1994). The statutory period for the assessment of Taxes with respect to the provincial, local, and foreign Tax Returns of National and any Subsidiary of National for all periods through the respective years specified in Schedule 4.11 has expired. No issue has been raised by any taxing authority in any audit or examination of National or any Subsidiary of National, which, by application of the same or similar principles, could reasonably be expected to result in a deficiency for any subsequent period (including periods subsequent to the Closing Date). There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to National and each Subsidiary for any taxable period.

               (d) The Shareholders have delivered or made available to the Purchaser true and complete copies of each of (i) any audit reports issued by any taxing authority within the last three years relating to the federal, provincial, local or foreign Taxes due from or with respect to National, any Subsidiary of National and (ii) all of the federal, provincial local and foreign Tax Returns, for each of the last three years filed by National and any Subsidiary of National.

               (e) All deficiencies asserted or assessments made as a result of any examinations by the Revenue Canada or any other taxing authority of the Tax Returns of or covering or including National or any Subsidiary of National have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has National or any Subsidiary of National received any notice from any taxing authority that it intends to conduct such an audit or investigation.

               (f) Schedule 4.11 lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of National or any Subsidiary of National in respect of the last two completed fiscal years. No claim has been made by a taxing authority in a jurisdiction where National or any Subsidiary of National do not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

               (g) There are no liens with respect to Taxes upon any of the assets of National or any Subsidiary of National.

               (h) There are no actions, suits, proceedings, investigations or claims now threatened or pending against any of National or the Subsidiaries in respect of Taxes nor are there any matters under discussion with any governmental authority with respect to Taxes asserted by any such authority;

               (i) The inventories of National and the Subsidiaries have been valued for tax purposes at the lower of cost or net realizable value;

               (j) With the exception of computers of National and the Subsidiaries, the fair market value of all depreciable assets of National and the Subsidiaries is at least the amount of the undepreciated capital cost therefor as recorded on their respective books.

               (k) The paid-up capital of National and the Subsidiaries for income tax purposes equals their respective paid up capital under corporate law;

               (l) Except as set forth on Schedule 4.11, none of National nor the Subsidiaries has, within the last four completed fiscal years, made any election under Section 85 of the Tax Act with respect to the acquisition or disposition of any property;

               (m) None of National nor the Subsidiaries has, within the last four completed fiscal years, made any election under

     Sub-section 83(2) of the Tax Act with respect to payment out of a capital dividend account;

               (n) None of National nor the Subsidiaries has, within the last four completed fiscal years, acquired or had the use of any property from a person with whom it was not dealing at arm's length;

               (o) Except for Excluded Assets none of National nor the Subsidiaries has disposed of anything to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof;

               (p) None of National or the Subsidiaries has, since the Balance Sheet Date, discontinued carrying on any business in respect of which any non-capital losses were incurred;

               (q) National and the Subsidiaries have made all elections required to be made under the Tax Act in connection with any distributions and all such elections were true and correct and in prescribed form and were made within the prescribed time periods;

               (r) Since their respective dates of incorporation, each of National and the Subsidiaries has been a "Canadian-controlled private corporation" within the meaning of the Tax Act;

               (s) None of National nor the Subsidiaries is, nor has previously been at any time, associated with any other Canadian-controlled private corporations (within the meaning of the Tax Act), and none of National nor the Subsidiaries has filed with the Minister of National Revenue any agreement or form under Section 125(3) of the Tax Act and, except as disclosed on Schedule 4.4(a) or Schedule 4.4(b), none of National nor any of the Subsidiaries is carrying on and has ever carried on business as a member of any partnership;

               (t) None of National nor any of the Subsidiaries nor their respective directors, officers or employees are aware without inquiry of any contingent Tax liabilities or any grounds which would prompt a re-assessment, including aggressive treatment of income and expenses in filing earlier Tax returns;

               (u) Except for the transfer of a 25% equity interest from Mark McDonald to Mrs. Clark during January 1995, control of National and the Subsidiaries has not been acquired by a person or persons since its date of incorporation (for purposes of this section, "control" is to be given the meaning found in Sections 186, 251 and 256 of the Tax Act);

               (v) To the Shareholders' knowledge there are no amounts outstanding and unpaid for which any of National or the Subsidiaries has previously claimed a deduction under the Tax Act;

               (w) To the Shareholders' knowledge, there are no circumstances existing which could result in the application to any of National or the Subsidiaries of either Section 78 or Section 80, 80.01, 80.02, 80.3 or 80.04 of the Tax Act;

               (x) Except for a C$532,000 bonus received from Western Union that may be eligible for a reserve, none of National or the Subsidiaries has claimed and will not claim any reserve under any one or more of subparagraph 40(1)(a)(iii) or subparagraphs 20(1)(m) or 20(1)(n) of the Tax Act if any such amount could be included in their income for a period ending after Closing;

               (y) The financial statements and schedules attached to the corporate income tax returns as filed by each of National and the Subsidiaries for each of their respective taxation years reflect and disclose all transactions to which each of them was or is a party as required by the Tax Act and the regulations made thereunder or other applicable revenue laws and all of the transactions to which each of National and the Subsidiaries was or is a party are reflected or disclosed in these financial statements and schedules and these statements and schedules have been duly and accurately completed as required by these acts and regulations;

               (z) None of National nor the Subsidiaries has received a dividend out of tax paid undistributed surplus or 1971 capital surplus on hand dividends within the meaning of the Tax Act with respect to any assets it currently holds;

               (aa) None of National nor the Subsidiaries has any net capital loss as of the Balance Sheet Date and no transactions since that date will result in any net capital loss;

               (ab) Each of National and the Subsidiaries is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act with respect to the GST, and their respective registration numbers are as set forth on Schedule 4.11.

               (ac) Each of National and the Subsidiaries has paid all Taxes imposed by the Retail Sales Tax (Ontario) and the applicable legislation of each other province of Canada on the acquisition of its tangible personal property and none of its tangible personal property or moveable property has been transferred in a transaction contemplated under the provisions of Section 20.7 of the Retail Sales Tax Act (Quebec) and any regulations made thereunder or Section 18 of Regulation 904 to the Retail Sales Tax Act (Ontario), or any predecessor thereof or the analogous provisions of the sales tax legislation of any other province;

               (ad) None of National nor the Subsidiaries has made or been a party to any election under Sections 150(1), 156(1), 227(1) or 273(1) of the Excise Tax Act.

               (ae)  The preceding representations and warranties in this
     Section 4.11 which refer to the Tax Act are true and correct with respect to the same or equivalent provisions, if any, of the Quebec Taxation Act or any other provincial taxation legislation.

               4.12  Real Property.
                     -------------
                (a) Schedule 4.12(a)(1) sets forth a complete list of all real or immovable property and interests in real or immovable property leased by National or any of the Subsidiaries (individually, a "Real Property Lease" and the real or immovable properties specified in such leases, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. The Company Property constitutes all interests in real or immovable property currently used or currently held for use in connection with the ownership and/or operation of the Stores or which are necessary for the continued operation of the Stores as currently conducted. To the best of Shareholders' knowledge the premises leased pursuant to the Real Property Leases comply with all building, fire, zoning and other ordinances and regulations applicable thereto. National and the Subsidiaries have paid all rent, additional rent and/or other charges reserved and payable under each of the Real Property Leases to the extent so payable as of October 1, 1996. National and the Subsidiaries have a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); neither National nor any Subsidiary has caused an event of default or received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by National or any Subsidiary under any of the Real Property Leases; and none of the landlords in respect of the Real Property Leases has caused an event of default that with notice or lapse of time, or both, would constitute a default by any one of such landlords under any of the Real Property Leases. Each of the Company Properties, buildings, fixtures and improvements thereon is in good operating condition and repair (subject to normal wear and tear). With respect to each Company Property, there is no management agreement, equipment lease, service contract or other contract or agreement to which National or any of the Subsidiaries is a party affecting such Company Property (collectively, "Property Contracts") which (i) was not made in the ordinary course of business, (ii) is not terminable upon 30 days' prior notice by National or any of the Subsidiaries without payment of a premium or penalty or (iii) requires payments in excess of an amount that, if added to the monthly payment obligations of all other Property Contracts in respect of such Company Property, would cause the aggregate amount of all monthly payment obligations in respect of all Property Contracts for such Company Property to exceed C$1,000. National and the Shareholders have delivered to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. National presently owns and operates check cashing stores at the locations set forth next to each Company Property on Schedule 4.12(a)(1).

               (b) National and the Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and National and the Subsidiaries have fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

               (c) There does not exist any actual or, to the best knowledge of National and the Shareholders, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of National or any of the Shareholders has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

               (d) None of the Shareholders or National has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

               (e) Neither National nor any Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or other Contract right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

               (f) Neither National nor any Subsidiary owns or holds any real or immovable property in fee.

               4.13  Tangible Personal Property.
                     --------------------------
               (a) Schedule 4.13 sets forth all leases of personal or moveable property ("Personal Property Leases") relating to personal property used or useable in the operation of the Stores or the Business. National and the Shareholders have delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

               (b) National and each of its Subsidiaries has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by National or any Subsidiaries or, to the best knowledge of National or any of the Shareholders, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Each of the items of tangible personal property having a value greater than C$1,000 used by National or any of its Subsidiaries under the Personal Property Leases is in good condition and repair (ordinary wear and tear excepted) and is suitable for the purposes used.

               (c) National and each of its Subsidiaries has good and marketable title to all of the items of tangible personal or moveable property reflected in its respective Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions. All such items of tangible personal or moveable property which, individually or in the aggregate, are material to the operation of the Stores and the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

               (d) Each of National and the Subsidiaries owns (or leases from unaffiliated Persons) all tangible property necessary to conduct its respective business as conducted on the date hereof.

               4.14  Intangible Property.  Schedule 4.14 contains a
                     -------------------
     complete and correct list of each patent, patent license, trademark, trade name, trade secret, trade secret right, computer program, software, service mark, brandmark, brandname and copyright owned or used by National and/or any of its Subsidiaries as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Liens and is in good standing and not the subject of any challenge. There have been no claims made and none of the Shareholders, National or any Subsidiary has received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. National and each Subsidiary possesses all patents, patent licenses, trade names, trademarks, trade secret rights, computer programs, software, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and neither National nor any Subsidiary has forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, trade secret right, computer program, software, service mark, brand mark, brand name, copyright, know-how, formulae or other proprietary right necessary for the conduct of its business as conducted on the date hereof. Neither National nor any Subsidiary is under any obligation to pay any royalties or similar payments in connection with any license to any Shareholder, any Affiliate thereof or any other person.

               4.15  Material Contracts.  Schedule 4.15 sets forth all of
                     ------------------
     the following Contracts to which either National or any of its Subsidiaries is a party or by which it is bound (collectively, the "Material Contracts"): (i) Contracts with any Shareholder or Tri-S Shareholder or any direct or indirect shareholder, partner or equity holder of National (or any Affiliates of any of the foregoing) or any current or former officer or director of

     National or any of its Subsidiaries; (ii) Contracts with any labor union or association representing any employee of National or any of its Subsidiaries; (iii) Contracts pursuant to which any Person is required to purchase or sell a stated portion of its requirements or output from or to another Person; (iv) Contracts for the sale of any of the assets of National or any of its Subsidiaries other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets; (v) partnership, shareholder or joint venture agreements; (vi) Contracts containing covenants of National or any of its Subsidiaries or Affiliates not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with National or any of its Subsidiaries in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by National or any of its Subsidiaries of any operating business or the capital stock of any other Person; (viii) Contracts relating to the borrowing of money;
     (ix) Contracts relating to the distribution of money orders or similar instruments; (x) Contracts relating to money transfers; (xi) Contracts relating to the payment of utility or other bills for third parties;
     (xii) any other Contracts, other than Real Property Leases, which were not entered into in the ordinary course consistent with past practice, or which involve the expenditure of more than C$25,000 in the aggregate or require performance by any party more than one year from the date hereof; (xiii) Contracts involving an obligation to make a Capital Expenditure; and (xiv) franchise or licensing Contracts pursuant to which National or any Subsidiary is a franchisor or licensor. There have been made available to the Purchaser true and complete copies of each of the Material Contracts. Except as set forth on Schedule 4.15, each of the Material Contracts and other agreements is in full force and effect and is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.15, neither National nor any Subsidiary is in default in any material respect under any Material Contracts nor, to the knowledge of any Shareholder or National, is any other party to any Material Contract in default thereunder in any material respect. For purposes hereof, "Assumed Contracts" shall consist of (i) the Material Contracts listed on Schedule 4.15, (ii) the Non-Material Contracts, and (iii) all Real Property Leases.

               4.16  Employee Benefits.
                     -----------------
               (a) Schedule 4.16(a) contains an accurate and complete list and description of, and sets forth the annual amount payable pursuant to, all pension, profit sharing, retirement, death benefit, welfare, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, life insurance, scholarship or other employee benefit plan, program, policy or arrangement maintained by National or any of its Subsidiaries or to which National or any of its Subsidiaries has any liability (contingent or otherwise) with respect to employees, officers, directors or shareholders of National ("Employee Benefit Plans") therein described and the Financial Statements reflect in the aggregate an accrual of all amounts accrued but unpaid under all such Employee Benefit Plans as of the dates thereof. None of National nor the Subsidiaries has any commitment, whether formal or informal, and whether legally binding or not, to create any additional such Employee Benefit Plan. Each of such Employee Benefit Plans disclosed on
     Schedule 4.16(a) is in effect and National and the Subsidiaries is in compliance with all laws, rules and regulations applicable thereto. All Employee Benefit Plans disclosed on Schedule 4.16(a) have been duly registered where required by, and are in good standing under, all applicable legislation and National and the Subsidiaries have fulfilled their respective funding obligations under all such plans and no past service funding liabilities exist thereunder. With respect to each current Employee Benefit Plan or plan under which benefits may be due to, or liabilities may exist in respect of, current or former employees, the Shareholders have delivered to the Purchaser accurate and complete copies of (i) all currently applicable plan texts and agreements; (ii) all summary plan descriptions and material employee communications; (iii) the most recent annual report;
     (iv) the most recent annual and periodic accounting of plan assets;
     (v) the most recent actuarial valuation. Each Employee Benefit Plan has been administered materially in accordance with its terms. All material reports, returns and similar documents with respect to the Employee Benefit Plans required to be filed with any Governmental Body or distributed to any Employee Benefit Plan participant has been duly and timely filed or distributed. There are no pending investigations by any Governmental Body, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

               (b) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

               (c) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any such plans or National, or the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Shareholders' knowledge, there are no facts or circumstances which could form the basis for any such Legal Proceeding.

               (d) Except as disclosed on Schedule 4.16(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of National or any of its Subsidiaries;
     (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

               4.17  Labor.
                     -----
               (a) Except as set forth on Schedule 4.17(a), neither National nor any of its Subsidiaries is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of National or any of its Subsidiaries. The Shareholders have delivered or otherwise made available to the Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 4.17(a), together with all amendments, modifications or supplements thereto.

               (b) Except as set forth on Schedule 4.17(b), no employees of National or any of its Subsidiaries are represented by any labor organization. No labor organization or group of employees of National or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of National or any Shareholder, threatened to be brought or filed, with any federal or provincial agency responsible for labor or employment laws or other labor relations tribunal. There is no organizing activity involving National or any of its Subsidiaries pending or, to the best knowledge of National or any Shareholder, threatened by any labor organization or group of employees of National or any of its Subsidiaries.

               (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of National or any Shareholder, threatened against or involving National or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of National or any Shareholder, threatened by or on behalf of any employee or group of employees of National or any Subsidiary.

               4.18  Employment Matters.  The Subsidiaries have no
                     ------------------
     employees. Schedule 4.18 annexed hereto is a list of (a) the job categories, number of employees in each category and salary or wage range for each category with respect to employees of National who earn total annual compensation of less than C$40,000, and (b) with respect to all other employees, officers and directors of National, such employee's name and a brief job description for each such employee (collectively, the "Employees") and, for each such person, his or her current rate of compensation (including salary, bonus and all other forms of compensation), the date of hire and the date and amount of the most recent increase in compensation, whether any commitment, promise or undertaking has been made by National or any of its officers with respect to any increase in the compensation payable to any such employee or any portion thereof the extent of such employee's participation in any Employee Benefit Plans and any accrued rights under such Employee Benefit Plans that will lapse or terminate by reason of the consummation of the transactions contemplated by this Agreement. None of National nor the Subsidiaries has any employment, consulting or severance contract, arrangement or understanding (either written or oral) with any person whomsoever except such contracts as are listed on Schedule 4.18. Each of National and the Subsidiaries has made all deductions required by law to be made for wages and salaries, which deductions are consistent with past practices and in accordance with generally accepted accounting principles and has either remitted same to the respective legally constituted authorities entitled to receive payment of same or has provided for same in its accounts. Hours worked by, and payments made to, employees of each of National and the Subsidiaries have not been in violation of any applicable laws, rules or regulations dealing with such matters and all severance payments due to any employee have been paid or accrued as a liability on the books of National and the Subsidiaries (as the case may be). The consummation of the transactions contemplated by this Agreement will not give rise to any liability of National and the Subsidiaries for severance pay or termination benefits.

               4.19  Litigation.  Except as set forth in Schedule 4.19,
                     ----------
     there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of National or any Shareholder, overtly threatened against National or any of its Subsidiaries (or to the knowledge of National or any Shareholder, pending or threatened, against any of the officers, directors or key employees of National or any of its Subsidiaries with respect to their business activities on behalf of National or any Subsidiary), or to which any of the Shareholders or National or any of its Subsidiaries is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the knowledge of National or any Shareholder, is there any reasonable basis for any such action, proceeding, or investigation. Neither National nor any Subsidiary is subject to any judgment, Order or decree of any court or Governmental Body and neither National nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

               4.20  Compliance with Laws.  National and each Subsidiary
                     --------------------
     possesses all Licenses of and from all Governmental Bodies, and has made all filings with all Governmental Bodies, necessary to own or lease its respective properties and assets and to conduct the business(es) in which it is engaged. Except as set forth on Schedule 4.20, no proceeding has been served or, to our knowledge threatened or commenced which seeks to, or could reasonably be anticipated to, cause the suspension, modification, revocation or withdrawal of any License. National and each Subsidiary is currently, and at all times has been, in material compliance with all Laws applicable to National and such Subsidiaries and/or the businesses in which they have been engaged at any time on or prior to the Balance Sheet Date, including, without limitation, all applicable credit, banking and consumer protection Laws, regulating check cashing, debt collection, plain language Laws and Laws proscribing unfair and/or deceptive acts or practices) and franchise disclosure Laws; neither National nor any Subsidiary nor any of their directors, officers, employees or representatives has offered, proposed, promised or made any illegal payment to officers, employees or representatives of any Governmental Body, or engaged in any illegal reciprocal practices or made any illegal payment or given any other illegal consideration to any third party.

               4.21  Environmental Matters.  Except as set forth on
                     ---------------------
     Schedule 4.21 hereto:

               (a) the operations of National and each of its Subsidiaries have been and are in compliance with all applicable

     Environmental Laws and all Licenses issued pursuant to Environmental Laws ("Environmental Permits");

               (b) National and each of its Subsidiaries has obtained all Environmental Permits necessary to operate its business and is in compliance with such Environmental Permits;

               (c) neither National nor any of its Subsidiaries is the subject of any outstanding written order, agreement or Contract with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Release or threatened Release of a Hazardous Material or (iv) any Environmental Claim;

               (d) neither National nor any of its Subsidiaries has received any written communication alleging that National or any of its Subsidiaries or the operations thereof may be in violation of any Environmental Law or any Environmental Permit, or may have any liability under any Environmental Law;

               (e) neither National nor any of its Subsidiaries has any liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and no facts or circumstances exist which could reasonably be expected to give rise to such liability under Environmental Laws;

               (f) there are no legal or administrative proceedings pending or, to the knowledge of any of the Shareholders or National, threatened against National or any Subsidiary alleging the violation of or seeking to impose liability pursuant to Environmental Laws;

               (g) neither National nor any of its Subsidiaries has received notice of any investigations of the business, operations, or currently or previously owned, operated or leased property of National or any of its Subsidiaries nor, to the knowledge of any of the Shareholders or National, are there any such pending or threatened investigations which could lead to the imposition of any liability pursuant to Environmental Law;

               (h) there is not located at any of the properties owned by National or any of its Subsidiaries any (i) underground storage tanks,
     (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls;

               (i) neither National nor any of its Subsidiaries has transported, incorporated or otherwise deposited or installed any

     (i) underground storage tanks, (ii) asbestos-containing material or
     (iii) equipment containing polychlorinated biphenyls at any of the properties leased, used or operated by National or any of its Subsidiaries;

               (j) National and the Shareholders have provided to the Purchaser copies of all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned properties of National or any of its Subsidiaries; and

               (k) National and the Shareholders have not had prepared any environmentally related audits, studies, reports, analyses, or results of investigation that have been performed with respect to the currently or previously leased, used or operated properties of National or any of its Subsidiaries.

               4.22  Insurance.  Schedule 4.22 sets forth a complete and
                     ---------
     accurate list of all policies of insurance of any kind or nature covering National or any of its Subsidiaries or any of their respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect and neither National nor any of its Subsidiaries is in default of any provision thereof.

               4.23  Payables.  All accounts payable of National or any of
                     --------
     its Subsidiaries reflected in their respective Balance Sheet or arising after the date thereof are the result of bona fide transactions entered into in the ordinary course of business and have been paid or are not yet due and payable.

               4.24  Related Party Transactions.  Except as set forth on
                     --------------------------
     Schedule 4.24, none of the Shareholders or any Affiliate of National or any Shareholder has borrowed any monies from or has outstanding any indebtedness or other similar obligations to National or any of its Subsidiaries. Except as set forth in Schedule 4.24, none of the Shareholders, National, any Subsidiary of National, any Affiliate of National or any shareholder, officer, director or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of National or any of its Subsidiaries, (B) engaged in a business related to the business of National or any of its Subsidiaries, or (C) a participant in any transaction to which National or any of its Subsidiaries is a party or (ii) is a party to any Contract or transaction with National or any of its Subsidiaries. Since the Balance Sheet Date, National has not entered into any transactions with any Affiliate.

               4.25  Banks.  Schedule 4.25 contains a complete and correct
                     -----
     list of the names and locations of all banks in which National or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.25, no person holds a power of attorney to act on behalf of National or any Subsidiary.

               4.26  Financial Advisors.  Except as set forth on Schedule
                     ------------------
     4.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any of the Shareholders or National in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

               4.27  Franchise Operations.  Schedule 4.27 sets forth a true
                     --------------------
     and complete list of check cashing locations with which National has a franchise arrangement, including the parties thereto, the terms thereof and the fees payable thereunder.

               4.28  Name.  "National Money Mart", "Money Mart of Canada",
                     ----
     "Money Mart", and "Insta Cheques" are the only names used by National in the operation of the Stores and the Business.

               4.29  Investment Intention.  (a)  Each DFG Stock Purchaser
                     --------------------
     is acquiring the DFG Common Stock to be acquired by it pursuant to this Agreement for its own account, for investment purposes only and not with a view to the resale or distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act")) thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the exhibits hereto, such DFG Stock Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. Each DFG Stock Purchaser understands that the shares of DFG Common Stock to be received by it will not have been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Each DFG Stock Purchaser hereby acknowledges that the certificates delivered to him or it evidencing his or its shares of DFG Common Stock shall be legended as indicated in the previous sentence and as provided in the Shareholders Agreement and DFG is not under any obligation to register such shares on such shareholder's behalf or to assist such DFG Stock Purchaser in complying with an exemption from registration under the Securities Act or any state securities law. Each DFG Stock Purchaser is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

               (b) Each DFG Stock Purchaser will be acquiring the shares of DFG Common Stock to be acquired by it: (i) as principal (as defined in the Securities Act (British Columbia) (the "Act")) for its own account, and not for the benefit of any other person; (ii) for investment only and not with a view to immediate resale or distribution; and (iii) under the exemption from prospectus requirements available under paragraph 55(2)(4) of the Act and such DFG Stock Purchaser is not a corporation or syndicate, partnership or other form of unincorporated entity or organization created solely to permit the purchase of such shares of DFG Common Stock by a group of individuals whose individual share of the aggregate acquisition cost of the shares of DFG Common Stock being acquired pursuant to this Agreement is less than C$97,000.

               (c) The offering and sale of shares of DFG Common Stock to each DFG Stock Purchaser were not made through any advertisement in printed media of general and regular paid circulation, radio or television or any other form of advertisement.

               (d) Each DFG Stock Purchaser is aware that no prospectus has been prepared or filed by DFG with any securities commission or similar authority in connection with the issue and sale of the shares of DFG Common Stock contemplated hereby, and that:

                     (i) such DFG Stock Purchaser may be restricted from using most of the civil remedies available under applicable securities legislation;

                     (ii) such DFG Stock Purchaser may not receive information that would otherwise be required to be given and DFG is relieved from certain obligations to which it would otherwise be subject if a prospectus were provided under applicable securities legislation in connection with the issue and sale of the shares of DFG Common Stock being issued as contemplated hereby, and

                     (iii) the issue and sale of the shares of DFG Common Stock being issued as contemplated hereby to such DFG Stock Purchaser is subject to such sale being exempt from the requirements of applicable securities laws as to the filing of a prospectus or the delivery of an offering memorandum.

               4.30  Accounts Receivable.  Schedule 4.30  contains the
                     -------------------
     standard form of the note and other loan documentation used by National and the Subsidiaries to evidence the Pay Day Loans. Each of the accounts receivable is bona fide, and was made in the ordinary course of business with arms' length parties. Those accounts receivable that form part of the Excluded Assets have the book value set forth on Schedule 4.30.

               4.31  [Intentionally Omitted]
                      ----------------------
               4.32  No Bankruptcy.  There has not been filed any petition
                     -------------
     or application, or any proceeding commenced which has not been discharged, by or against National, the Subsidiaries or any of the Shareholders with respect to any assets of any of them under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by any of them for the benefit of their respective creditors.

               4.33  Minority Equity Interests.
                     -------------------------
               (a) The interests in the Minority Equity Interests are as set forth on Schedule 4.4(b), and are owned by National free and clear of any and all Liens.

               (b) Other than as set forth on Schedule 4.33, neither National nor any Subsidiary owes or has any obligations (contingent or otherwise) in respect to any Minority Equity Interest.

               4.34  Absence of Activity.  Alberta has never (i) owned or
                     -------------------
     acquired, or agreed to acquire, any assets or property, (ii) incurred or became subject to, or agreed to incur or become subject to, any obligations or liabilities (whether absolute, contingent or otherwise, known or unknown, and whether due or to become due), (iii) conducted any business whatsoever, or (iv) taken any corporate action of any nature whatsoever, including, without limitation, entering into any agreement or arrangement, amending its articles or certificate of documents, issuing any of its capital shares or other securities (including any options, warrants or other rights to receive securities), other than in connection with Alberta's initial organization or the authorization, execution and delivery of this Agreement and the transactions contemplated hereby.

               4.35  No Misrepresentation.  No representation or warranty
                     --------------------
     of any Shareholder contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by any Shareholder to the Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

               The Purchaser hereby represents and warrants to the Shareholders that:

               5.1   Organization and Good Standing.  The Purchaser is a
                     ------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta.

               5.2   Authorization of Agreement.  The Purchaser has full
                     --------------------------
     corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               5.3   Conflicts; Consents of Third Parties.
                     ------------------------------------
               (a) Except as set forth on Schedule 5.3 hereto, none of the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation by the Purchaser of the transactions contemplated hereby and thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets is bound or (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which the Purchaser is bound.

               (b) Except as set forth on Schedule 5.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

               5.4   Litigation.  There are no Legal Proceedings pending
                     ----------
     or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

               5.5   Investment Intention.  The Purchaser is acquiring the
                     --------------------
     Seller Shares and the Tri-S Shares for its own account, for investment purposes only and not with a view to the resale or distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

               5.6   Financial Advisors.  No Person has acted, directly or
                     ------------------
     indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                                   ARTICLE VI

                                    COVENANTS

               6.1   Access to Information.  National, the Shareholders and
                     ---------------------
     the Tri-S Shareholders agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of National and its Subsidiaries and such examination of the books, records and financial condition of National and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and National the Tri-S Shareholders and the Shareholders shall cooperate, and shall cause the Subsidiaries to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Shareholders or the Tri-S Shareholders contained in this Agreement, the Shareholder/National Documents or the Tri-S Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of National and its Subsidiaries, National and the Shareholders shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of National and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

               6.2   Conduct of the Business Pending the Closing.
                     -------------------------------------------
               (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, until the Closing Date, each of National and the Shareholders shall, and shall cause each of the Subsidiaries to:

               (i) conduct the respective businesses of National and its Subsidiaries only in the ordinary course consistent with past practice;

               (ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of National and its Subsidiaries and (B) preserve its present relationship with Persons having business dealings with National and its Subsidiaries;

               (iii) maintain (A) all of the assets and properties of each of National and its Subsidiaries in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of National and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

               (iv) (A) maintain the books, accounts and records of each of National and its Subsidiaries in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of each of National and its Subsidiaries;

               (v) promptly pay and discharge all liabilities (including liabilities for services rendered or goods delivered to National) that are due and payable by it prior to the Closing Date except where such liabilities are being disputed in good faith by appropriate proceedings; and

               (vi) comply in all material respects with applicable Laws, including, without limitation, Environmental Laws.

               (b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, until the Closing Date, National, the Shareholders and the Tri-S
     Shareholders shall not, and shall cause each of National and its Subsidiaries not to:

               (i) except as expressly provided in Section 1.3, declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of National or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, National or any of its Subsidiaries;

               (ii) except as provided in Sections 6.15 and 6.17, transfer, issue, sell or dispose of any shares of capital stock, partnership interests or other securities of National or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock, partnership interests or other securities of National or any of its Subsidiaries;

               (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of National or any of its Subsidiaries;

               (iv) amend the certificate of incorporation, by-laws, certificate of limited partnership or partnership agreement of National or any of its Subsidiaries;

               (v) Except as set forth on Schedule 6.2, (A) increase the annual level of compensation of any employee of National or any of its Subsidiaries whose annual compensation exceeds C$50,000, other than any such increases of less than 5% in the aggregate granted in the ordinary course of business consistent with past practice, (B) increase the annual level of compensation payable or to become payable by National or any of its Subsidiaries to any of their respective executive officers, (C) grant any bonus, benefit or other direct or indirect compensation to any employee, director or consultant whose annual compensation exceeds C$50,000, other than in the ordinary course consistent with past practice and in such amounts as are fully reserved against in the Financial Statements, (D) except for the Employment Agreement increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of National or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensa-tion, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which National or any of its Subsidiaries is a party or involving a director, officer or employee of National or any of its Subsidiaries in his or her capacity as a director, officer or employee of National or any of its Subsidiaries;

               (vi) except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

               (vii) subject to any Lien, any of the Assets;

               (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the Assets, except (other than with respect to the Stores or the Business) for fair consideration in the ordinary course of business consistent with past practice of National and its Subsidiaries;

               (ix) cancel or compromise any debt or claim or waive or release any material right of National or any of its Subsidiaries except in the ordinary course of business consistent with past practice;

               (x) enter into any commitment for Capital Expenditures of National and its Subsidiaries;

               (xi) enter into, modify or terminate any labor or collective bargaining agreement of National or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to National or any of its Subsidiaries;

               (xii) introduce any material change with respect to the operation of National or any of its Subsidiaries, including any material change in the types, nature, composition or quality of its products or services or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

               (xiii) permit National or any of its Subsidiaries to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

               (xiv) become obligated to develop any new locations;

               (xv) permit National or any of its Subsidiaries to (i) enter into or agree to enter into any merger or consolidation with any Person or (ii) engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of, any other Person;

               (xvi) except for transfers of cash pursuant to normal cash management practices, permit National or any of its Subsidiaries to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Shareholder or any Tri-S Shareholder or any shareholder, partner or Affiliate of any Shareholder or any Tri-S Shareholder;

               (xvii) restructure, change, modify or renegotiate the terms of any obligation of National to another Person which restructuring, change, modification or renegotiation has the effect of extending, delaying or deferring the time for payment or performance of any such obligation, other than in the ordinary course of business consistent with past practice;

               (xviii) agree to do anything prohibited by this Section 6.2 or take or omit to take any action which would make any of the representations and warranties of the Shareholders or the Tri-S Shareholders in this Agreement or the Shareholder/National Documents or the Tri-S Documents untrue or incorrect in any material respect as of any time through and including the Closing Date; or

               (xix) make any material Tax allocation or settle or compromise any Tax liability for an amount materially in excess of the liability therefor that is reflected on the financial statements of National (or any Subsidiary of National), as the case may be.

               6.3   Consents.  National, the Shareholders and the Tri-S
                     --------
     Shareholders shall use their best efforts, and the Purchaser shall cooperate with National and the Shareholders, to obtain at the earliest practicable date all consents, waivers, approvals, Orders, Permits and authorizations of any Person or Governmental Body required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents, waivers, approvals, Orders, Permits and authorizations of any Person or Governmental Body referred to in Section 4.6(b) hereof.

               6.4   Consents to Real Property Leases.  National and the
                     --------------------------------
     Shareholders shall use their best efforts to obtain all consents and estoppels from landlords and lessors which are required to be obtained to consummate the transactions contemplated by this Agreement pursuant to the terms of any of the Real Property Leases.

               6.5   No Solicitation.  None of National,  the Shareholders
                     ---------------
     or the Tri-S Shareholders will, nor will they cause or permit National or any Subsidiary or any of National's or any Subsidiary's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any capital stock or other equity interest in, or material assets of, National or any of its Subsidiaries other than the transactions set forth in this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in re-spect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of National or any of its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. National, the Shareholders and the Tri-S Shareholders will inform the Purchaser in writing immediately following the receipt by any Shareholder, Tri-S Shareholder, National, any Subsidiary or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

               6.6   Preservation of Records.  Subject to Section 6.14(b)
                     -----------------------
     hereof (relating to the preservation of Tax records), the Shareholders, the Tri-S Shareholders and the Purchaser agree that each of them shall preserve and keep the records held by any of them relating to the business of National and its Subsidiaries for a period of four years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Shareholders, the Tri-S Shareholders or the Purchaser or any of their Affiliates or in order to enable the Shareholders, the Tri-S Shareholders or the Purchaser to comply with their respective obligations under this Agreement, the Non-Competition Agreements and each other agreement, document or instrument contemplated hereby or thereby. In the event any of the Shareholders, the Tri-S Shareholders or the Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

               6.7   Publicity.  Except for agreed to disclosures made by
                     ---------
     National and/or its Subsidiaries' franchisees, none of National, the Shareholders, Tri-S Shareholders or the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

               6.8   Repayment of Loans.  On or prior to the Closing Date
                     ------------------
     (i), all loans or other advances by National or any Subsidiary to the Shareholders, the Tri-S Shareholders or any of their Affiliates (the "Affiliate Loans"), including any accrued and unpaid interest thereon, shall be repaid in full and, (ii) the guaranty set forth on Schedule
     4.9 shall have been released and discharged in full.

               6.9   Use of Name.  The Shareholders and the Tri-S
                     -----------
     Shareholders hereby agree that upon the consummation of the transactions contemplated hereby, the Purchaser and National shall have the sole right to the use of the names "National Money Mart", "Money Mart of Canada", "Money Mart" and "Insta Cheques" and the Shareholders and the Tri-S Shareholders shall not, and shall not cause or permit any Affiliate to, use such names or any variation or simulation thereof in any business or manner, either involving check cashing or otherwise.

               6.10  Environmental Matters. National and the Shareholders
                     ---------------------
     shall identify the Environmental Permits required by Purchaser to operate the business of National and its Subsidiaries and shall promptly file all materials required under Environmental Laws (including, without limitation, foreign or state property transfer laws) and all requests required for the issuance, transfer or reissuance to Purchaser of all such Permits prior to the Closing Date.

               6.11  Non-Competition Agreements.  Each Shareholder and Mrs.
                     --------------------------
     Clark hereby agree that, on or prior to the Closing Date, such Person shall execute and deliver to Purchaser a Non-

     Competition Agreement, substantially in the form of Exhibit A hereto.

               6.12  Shareholder Releases.   Each Shareholder and Mrs.
                     --------------------
     Clark hereby agree that, on or prior to the Closing Date, such Person shall execute and deliver to the Purchaser and National a release, substantially in the form of Exhibit E hereto (the "Shareholder Release").

               6.13  Capital Contribution.  The Purchaser (or any of its
                     --------------------
     Affiliates) shall (i) advance, concurrently with Closing, funds in an amount sufficient for National to pay the Bonuses, Dividends and Shareholder Loans, based upon National's October 31, 1996 internally prepared unaudited financial statements and (ii) cause National to make or cause to be made the payments referred to in clause (i).

               6.14  Tax Matters.
                     -----------
               (a)   Preparation of Tax Returns; Payment of Taxes.
                     --------------------------------------------
                     (i) Taxes, if any, attributable to the taxable period of Tri-S, National or any Subsidiary of National beginning before and ending after the Closing Date shall be allocated to the Shareholders and Mrs. Clark for the period up to and including the Closing Date, and to Purchaser for the period subsequent to the Closing Date. For purposes of this Section 6.14(a), Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the Closing Date or, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days.

                     (ii) The Shareholders' Representative shall be responsible for filing or causing to be filed all Tax Returns required to be filed by or on behalf of Tri-S, National and each Subsidiary of National and/or their operations and assets on or before the Closing Date (taking into account applicable extensions) and shall pay or cause to be paid any Taxes shown to be due thereon. The Shareholders and Mrs. Clark shall not be responsible for the filing of Tax Returns required to be filed as a result of the change of control arising as a result of the consummation of the transactions contemplated by this
     agreement.   The Shareholders' Representative shall be given the
     opportunity to participate in the preparation and filing of all such Tax Returns, and National shall prepare such Tax Returns in a manner consistent with past practices and shall provide copies of such Tax Returns to Purchaser and the Shareholders' Representative for

     Purchaser's and the Shareholders' Representative's review and comment at least fifteen (15) Business Days prior to filing. Purchaser shall be responsible for filing or causing to be filed all Tax Returns required to be filed by or on behalf of Tri-S, National and any Subsidiary of National and/or their operations and assets after the Closing Date (taking into account applicable extensions) and shall pay or cause to be paid any Taxes shown to be due thereon subject to the amount of any Taxes that are the responsibility of the Shareholders or Mrs. Clark pursuant to Section 6.14(a)(iii).

                     (iii) With respect to any Tax Return of Tri-S, National and each Subsidiary of National required to be filed by Purchaser for a taxable period of Tri-S, National or any Subsidiary of National beginning before and ending on or after the Closing Date, Purchaser shall provide the Shareholders' Representative with a statement setting forth the amount of Tax shown on such Tax Return for which the Shareholders and Mrs. Clark are responsible pursuant to
     Section 6.14(a)(i) (the "Statement") at least fifteen (15) business days prior to the due date for filing of such Tax Return (including extensions). Not later than five (5) business days before the due date for payment of Taxes with respect to such Tax Return, the Shareholders and Mrs. Clark shall pay to Purchaser an amount equal to the Taxes shown on the Statement as being the responsibility of the Shareholders and Mrs. Clark pursuant to Section 6.14(a)(i) hereof. No payment pursuant to this Section 6.14(a)(iii) shall excuse the Shareholders or Mrs. Clark from their indemnification obligations pursuant to Section 9.5 hereof should the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are the responsibility of the Shareholders or Mrs. Clark exceed the amount of the Shareholders' or Mrs. Clark's payment under this Section 6.14(a)(iii).

                     (iv) Neither the Shareholders nor Mrs. Clark may file any amended Tax Returns or refund claims in respect of any taxable period of National or any Subsidiary of National or Tri-S ending on or prior to the Closing Date without the prior written consent of Purchaser.

               (b)   Cooperation with Respect to Tax Returns.  Purchaser,
                     ---------------------------------------
     Shareholders and Mrs. Clark agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to Tri-S, National and any Subsidiary of National as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser, Shareholders and Mrs. Clark shall retain all information, records or documents in their possession relating to Tri-S, National and any Subsidiary of National that might be relevant to computations or payments required after the Closing Date with respect to Tax matters relating to any taxable period ending on, prior to or including the Closing Date until the expiration of the relevant statute of limitations or extensions thereof or, if a proceeding has been instituted for which the information, records or documents is required, until there is a final determination with respect to such proceeding.

               (c)   Tax Audits.
                     ----------
                     (i)   Purchaser shall promptly notify the
     Shareholders' Representative upon receipt by Purchaser, Tri-S or National or any Subsidiary of National of written notice of any Tax audits of or proposed assessments against Tri-S, National or any Subsidiary of National for taxable periods of Tri-S, National or any Subsidiary of National ending on or prior to the Closing Date; provided, however, that the failure of Purchaser to give the
     --------  -------
     Shareholders' Representative prompt notice as required herein shall not relieve the Shareholders or Mrs. Clark of any of its obligations to pay such Taxes except and to the extent that the Shareholders or Mrs. Clark are actually and materially prejudiced thereby. Purchaser shall have the right to represent Tri-S's, National's or any Subsidiary of National's interests in any such Tax audit or administrative or court proceeding and to employ counsel of its choice; provided, that Purchaser may not agree to a settlement or
             --------
     compromise thereof without the prior consent of the Shareholders which consent will not be unreasonably withheld. The Shareholders and Mrs. Clark agree that they will cooperate fully with Purchaser and its counsel in the defense against or compromise of any claim in any said audit or proceeding.

                     (ii) The Shareholders' Representative shall promptly notify Purchaser upon receipt by the Shareholders or Mrs. Clark of written notice of any Tax audit or proposed assessment or other proposed change or adjustment which may affect Tri-S, National or any Subsidiary of National or its Tax attributes. The Shareholders' Representative shall keep Purchaser duly informed of the progress thereof and, if the results of such Tax audit or proceeding may have an adverse effect on Tri-S, National or any Subsidiary of National,

     Purchaser or its Affiliates for any taxable period including or ending after the Closing Date, then the Shareholders or Mrs. Clark may not agree to a settlement or compromise thereof without Purchaser's consent, which consent will not be unreasonably withheld.

               (d)   Transfer Taxes.  The Shareholders and Mrs. Clark shall
                     --------------
     be jointly and severally liable for and shall pay (and shall indemnify and hold harmless Purchaser against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Purchaser or its Subsidiaries). The Shareholders and Mrs. Clark hereby agree to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

               6.15  Transfer to Alberta.  Clark shall, prior to the
                     -------------------
     Closing, transfer to Alberta, pursuant to documentation satisfactory to Purchaser, the 3,528 shares of Common Stock owned by Clark on the date hereof and to be sold by Alberta to Purchaser pursuant to this Agreement.

               6.16  Obligations of Tri-S.  On or prior to the Closing
                     --------------------
     Date, all loans, obligations or other advances owing by Tri-S to any other Person (including, without limitation, the Promissory Note, dated January 5, 1995 made by Tri-S in favor of Mark McDonald) shall have been released and discharged in full.

               6.17  Transfer to Mrs. Clark.  Tri-S shall, prior to the
                     ----------------------
     Closing, transfer to Mrs. Clark, pursuant to documentation satisfactory to Purchaser, record ownership of the [2,500] shares of Common Stock held of record by Tri-S on the date hereof and to be sold by Mrs. Clark to Purchaser pursuant to this Agreement.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

               7.1   Conditions Precedent to Obligations of Purchaser.  The
                     ------------------------------------------------
      obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part):

               (a) all representations and warranties of the Shareholders and the Tri-S Shareholders contained herein shall be true and correct as of the date hereof;

               (b) all representations and warranties of the Shareholders and the Tri-S Shareholders contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Shareholders and the Tri-S Shareholders contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

               (c) the Shareholders, the Tri-S Shareholders and National shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

               (d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by each Shareholder and each Tri-S Shareholder certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

               (e) certificates representing 100% of the Seller Shares and the Tri-S Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

               (f) the Purchaser shall have obtained all consents and waivers referred to in Section 5.3 hereof with respect to the transactions contemplated by this Agreement and the Purchaser Documents and the Tri-S Shareholders;

               (g) there shall not have been or occurred any Material Adverse Change since December 31, 1995;

               (h) the Shareholders and the Tri-S Shareholders shall have obtained all consents and waivers referred to in Section 4.6 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement the Shareholder/National Documents and the Tri-S Documents;

               (i) no Legal Proceedings shall have been instituted or threatened or claim or demand made against any of the

     Shareholders and the Tri-S Shareholders, National or any of its Subsidiaries, or the Purchaser or any of its Affiliates seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

               (j) all Affiliate Loans shall have been repaid to National prior to the Closing Date;

               (k) the Shareholders and the Tri-S Shareholders shall have furnished, or caused to be furnished, to Purchaser, in form and substance satisfactory to Purchaser, such certificates and other evidence as Purchaser may have reasonably requested as to the satisfaction of the conditions contained in this Section and as to such other matters relating to the representations, warranties, covenants and undertakings in this Agreement as Purchaser may reasonably request;

                (l) any necessary consents from the landlords and lessors under each Real Property Lease shall have been obtained in form and substance satisfactory to Purchaser acting reasonably;

               (m) each of the directors and officers of National and the Subsidiaries and Tri-S shall deliver to the Purchaser as of the Closing Date his or her resignation as an officer, director and employee of National and the Subsidiaries and Tri-S (as the case may be) and shall grant to National and the Subsidiaries a full and final release in respect of any and all liabilities of National and the Subsidiaries and Tri-S to such person;

               (n) the Shareholders and Mrs. Clark shall have delivered to the Purchaser an affidavit attesting that each of them is a resident of Canada within the meaning of Section 116 of the Tax Act;

               (o) the Purchaser shall have received duly executed copies of each of the documents enumerated in Section 8.1;

               (p) the Purchaser shall have obtained, upon terms acceptable to it, financing for the transaction contemplated hereby pursuant to Dollar Financial Group, Inc.'s offering of approximately $100,000,000 in aggregate principal amount of its Senior Subordinated Notes due 2006;

               (q) the Shareholders and shall have furnished to Purchaser, in form and substance satisfactory to Purchaser, all documentation evidencing the transfer by Clark to Alberta of the 3,528 shares of Common Stock owned by Clark on the date hereof and to be sold by Alberta to Purchaser pursuant to this Agreement;

               (r) the Shareholders and Mrs. Clark shall have furnished to Purchaser, in form and substance satisfactory to Purchaser, evidence of the release and discharge of all loans, obligations and advances referred to in Section 6.16;

               (s) the Shareholders and Mrs. Clark shall have furnished to Purchaser, in form and substance satisfactory to Purchaser, all documentation evidencing the transfer by Tri-S to Mrs. Clark of record ownership of the [2,500] shares of Common Stock held of record by Tri-S on the date hereof and to be sold by Mrs. Clark pursuant to this Agreement; and

               (t) all Excluded Assets shall have been distributed as set forth on Schedule 1.3.

               7.2   Conditions Precedent to Obligations of the
                     ------------------------------------------
     Shareholders and the Tri-S Shareholders.  The obligations of the
     ---------------------------------------
     Shareholders and Mrs. Clark to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Shareholders' Representative in whole or in part to the extent permitted by applicable law):

               (a) all representations and warranties of the Purchaser and DFG contained herein shall be true and correct as of the date hereof;

               (b) all representations and warranties of the Purchaser and DFG contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser and DFG contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

               (c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

               (d) the Shareholders and Mrs. Clark shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Shareholders and Mrs. Clark) executed by the Chief Executive Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

               (e) certificates representing 324.77 shares of DFG Common Stock shall have been, or shall at the Closing be, delivered to the DFG Stock Purchasers free and clear of any and all Liens except for those evidenced by or arising in connection with the Shareholders Agreement;

               (f) no Legal Proceedings shall have been instituted or threatened or claim or demand made against any of the Shareholders or the Tri-S Shareholders seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

               (g) the cash portion of the Purchase Price shall at the Closing be delivered to the Shareholders' Representative;

               (h) the Shareholders and Mrs. Clark shall have received duly executed copies of each of the documents enumerated in Section 8.2; and

               (i) the Purchaser (or any of its Affiliates) shall have advanced funds to National in a sufficient amount to pay all Bonuses, Dividends and Shareholders Loans, and shall have caused National to pay same.


                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

               8.1   Documents to be Delivered by the Shareholders and the
                     -----------------------------------------------------
     Tri-S Shareholders.  At the Closing, the Shareholders and the Tri-S
     ------------------
     Shareholders shall deliver, or cause to be delivered, to the Purchaser the following:

               (a) stock certificates representing (i) the Seller Shares and the Tri-S Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached, and (ii) the Other Shares, registered in the name of Tri-S;

               (b)   the certificates referred to in Section 7.1(d) hereof;

               (c) the opinion of Bishop & McKenzie, counsel to the Shareholders and Mrs. Clark, in substantially the form of Exhibit C hereto;

               (d)   copies of all consents and waivers referred to in
     Section 7.1(h) hereof;

               (e) written evidence of the repayment to National of all Affiliate Loans;

               (f) Non-Competition Agreements, substantially in the form of Exhibit A hereto, duly executed by each Shareholder and Mrs. Clark;

               (g) written resignations of each of the directors of National and Tri-S;

               (h) certificates of good standing with respect to Tri-S, National and each of its Subsidiaries issued by the Registrar of Corporations and for each jurisdiction in which such Person is qualified to do business as a foreign corporation;

               (i) duly executed copies of the Shareholders Agreement, executed by each DFG Stock Purchaser;

               (j) Shareholder Releases, substantially in the form of Exhibit E hereto, duly executed by each Shareholder and Mrs. Clark;

               (k) an Employment Agreement with Clark, substantially in the form of Exhibit F hereto, executed by Clark and the Purchaser;

               (l) for each DFG Stock Purchaser, a completed Form 20A as required under the Act;

               (m) the documents referred to in Section 7.1(q), 7.1(r) and 7.1(s) hereof; and

               (n) such other documents as the Purchaser shall reasonably request.

               8.2   Documents to be Delivered by the Purchaser.  At the
                     ------------------------------------------
     Closing, the Purchaser shall deliver to the Shareholders and Mrs. Clark the following:

               (a) evidence of the payments required to be made pursuant to Section 2.2 hereof;

               (b)   the certificate referred to in Section 7.2(d) hereof;

               (c) the opinion of counsel to the Purchaser and DFG, in the form of Exhibit D hereto;

               (d) certificates representing the DFG Common Stock referred to in Section 2.3;

               (e) an Employment Agreement with Clark, substantially in the form of Exhibit F hereto, executed by Clark and the Purchaser;

               (f) evidence of payment by National of all unpaid Bonuses, Dividends and Shareholders' Loans; and

               (g) such other documents as the Shareholders and Mrs. Clark shall reasonably request.


                                   ARTICLE IX

                                 INDEMNIFICATION

               9.1   Survival.  The representations and warranties of the
                     --------
     Shareholders, the Tri-S Shareholders, Purchaser and DFG shall remain operative and in full force and effect for a period of twenty-four
     (24) months after the Closing Date, regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto; provided that the representations and warranties contained in Sections 4.3, 4.4, 4.7, 4.11, 4.16, 4.20, 4.34, 11.3, 11.13, 12.3,
     12.4, 12.7, 12.9 and 12.11 shall survive indefinitely.
     Notwithstanding anything to the contrary herein, any representation or warranty which is the subject of a claim or dispute which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution and satisfaction thereof.

               9.2   General Indemnification.
                     -----------------------
               (a) The Shareholders hereby agree, jointly and severally, to indemnify and hold harmless the Purchaser and its Affiliates (including, after the Closing, Tri-S, National and the Subsidiaries) and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:

               (i) the failure of any representation or warranty of any Shareholder or of National set forth in this Agreement, any Shareholder/National Document or any certificate or instrument delivered by or on behalf of any Shareholder or National pursuant to this Agreement, to be true and correct in all respects both as of the date of this Agreement and on the Closing Date;

               (ii) the breach of any covenant or other agreement on the part of any Shareholder or of National under this Agreement or any Shareholder/National Document;

               (iii) any of the Excluded Liabilities;

               (iv) (A) any Release of Hazardous Materials by or held on behalf of (i) National or any of its Subsidiaries or (ii) any Person for whose actions National or any of its Subsidiaries is responsible in law in, on, at, or from the Company Properties which occurred, or resulted from operations occurring, as of or prior to the Closing; (B) any tort liability to third parties as a result of any Releases or from exposure to Hazardous Materials arising from any Releases as of or prior to the Closing; (C) notification or designation under any Environmental Law as a potentially responsible party for onsite or offsite disposal of Hazardous Materials, which disposal occurred as of or prior to the Closing; or (D) any other Environmental Costs and Liabilities and any other Environmental Claim or Remedial Action resulting from or based upon anything related to the property currently or previously owned, leased or operated by National, any Subsidiary or any of their respective predecessors thereof conducted prior to Closing to the extent not fully reimbursable under a policy of insurance under which coverage has not been denied; or

               (v) the Excluded Assets or the ownership, operation, lease or use thereof, or any action taken with respect thereto, by National, any Subsidiary or any other Person.

               (b) The Shareholders and Mrs. Clark hereby agree, jointly and severally, to indemnify and hold harmless the Purchaser
     Indemnified Parties from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:

               (i) the failure of any representation or warranty of any Tri-S Shareholder set forth in this Agreement or any Tri-S Document or any certificate and instrument delivered by or on behalf of any Tri-S Party pursuant to this Agreement, to be true and correct in all respects both as of the date of this Agreement and on the Closing Date;

               (ii) the breach of any covenant or other agreement on the part of any Tri-S Shareholder under this Agreement or any Tri-S Document; and

               (iii) any and all liabilities or obligations of Tri-S of any kind, nature and description, absolute or contingent, known or unknown, existing on or prior to the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date (including, without limitation, any such liabilities arising under any Environmental Laws and any such liabilities relating to Taxes).

               (c) Purchaser hereby agrees to indemnify and hold harmless the Shareholders and their respective Affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Shareholder Indemnified Parties") from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:

               (i) the failure of any representation or warranty of the Purchaser set forth in this Agreement or any Purchaser Document or any certificate and instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all respects both as of the date of this Agreement and on the Closing Date;

               (ii) the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or any Purchaser Document; or

               (iii) any Contract Liabilities.

               (d) DFG hereby agrees to indemnify and hold harmless the Shareholders and their respective Affiliates, and their respective directors, officers, employees, agents, successors and assigns from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:

               (i) the failure of any representation or warranty of DFG set forth in this Agreement or any DFG Document or any certificate and instrument delivered by or on behalf of DFG pursuant to this Agreement, to be true and correct in all respects both as of the date of this Agreement and on the Closing Date; and

               (ii) the breach of any covenant or other agreement on the part of DFG under this Agreement or any DFG Document.

               9.3   Limitations on Indemnification for Breaches of
                     ----------------------------------------------
     Representations and Warranties.  The Shareholders and Mrs. Clark,
     ------------------------------
     collectively (together, the "Seller Indemnifying Parties"), shall not have any liability under Section 9.2(a)(i) and 9.2(b)(i), collectively, unless and until the aggregate amount of losses subject to indemnification thereunder exceeds C$25,000 and in such event, the Shareholders and/or Mrs. Clark shall be required to pay the entire amount of such Losses in excess of C$25,000. The Purchaser and DFG, collectively (together, the "Purchaser Indemnifying Parties"), shall not have any liability under Section 9.2(c)(i) and 9.2(d)(i), collectively, unless and until the aggregate amount of Losses subject to indemnification thereunder exceeds C$25,000 and, in such event, the Purchaser and/or DFG shall be requested to pay the entire amount of such Losses in excess of C$25,000. The aggregate amount of Losses subject to indemnification by the Seller Indemnifying Parties, on the one hand, and by the Purchaser Indemnifying Parties on the other hand, shall not exceed an amount equal to 28% of the Purchase Price in each instance.

               9.4   Indemnification Procedures.  Except as provided in
                     --------------------------
     Section 6.14 with respect to Taxes, for the purposes of administering the indemnification provisions of Section 9.2, the following procedures shall apply:

               (a) If an indemnified party shall receive notice of any action or proceeding by a third party with respect to which the indemnified party asserts is indemnifiable under Section 9.2 (a "Claim"), the indemnified party shall notify the indemnifying party (the "Indemnitor") of such Claim in writing promptly following the receipt of notice of the commencement of such Claim.
     The failure to give notice as required by this Section 9.4 in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby.

               (b) Except as provided below, the Indemnitor shall be entitled to assume the defense or settlement of any Claim of the type referred to in clause (a) hereof (with counsel reasonably satisfactory to the indemnified parties) if the Indemnitor shall provide the indemnified parties a written acknowledgment of its liability to indemnify such indemnified parties against all Losses resulting from, relating to or arising out of such Claim. If the Indemnitor assumes any such defense or settlement, it shall pursue such defense or settlement in good faith. If the Indemnitor fails to elect in writing to assume the defense of any Claim or to provide the written acknowledgment provided for above within 10 days after the notification referred to above, the indemnified party may engage counsel to defend, settle or otherwise dispose of such Claim, which counsel shall be reasonably satisfactory to the Indemnitor; provided,
                                                                 --------
      however, that the indemnified party shall not settle or compromise
      -------
     any such Claim without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed).

               (c) Notwithstanding anything to the contrary contained herein, the Purchaser shall have the sole right, with counsel reasonably satisfactory to the Indemnitor, to defend and settle in its sole discretion any Claim which constitutes a Non-Assumable Claim and no other party hereto shall be entitled to assume the defense thereof or settle such claim. A "Non-Assumable Claim" means any claim, action or proceeding (i) arising out of or in connection with, or relating to, any violation or asserted violation of any Law, Order, judgment or decree, (ii) involving any Governmental Body, or (iii) seeking injunctive relief.

               (d) In cases where the Indemnitor has elected to assume the defense or settlement with respect to a Claim as provided above, the Indemnitor shall be entitled to assume such defense or settlement provided that: (i) the indemnified party (and its counsel) shall be
     --------
     entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; (ii) the Indemnitor shall not be entitled to settle or compromise any such claim without the consent or agreement of the indemnified party (such consent not to be unreasonably withheld or delayed); and

     (iii) after written notice by the Indemnitor to the indemnified party of its election to assume control of the defense of any Claim, the Indemnitor shall not be liable to such indemnified party hereunder for any attorneys' fees and disbursements subsequently incurred by such indemnified party in connection therewith.

               9.5   Tax Matters.
                     -----------
               (a) The Shareholders agree, jointly and severally, to indemnify and hold harmless each of the Purchaser Indemnified Parties from and against any and all Losses resulting from, arising out of, based on or relating to:

               (i) any and all Taxes with respect to all taxable periods (or portions thereof) of National and any Subsidiary ending on or prior to the Closing Date and, to the extent provided in Section 6.14(a) hereof, all taxable periods that include, and end after, the Closing Date; and

               (ii) any breach of any representation, warranty or covenant contained in Sections 4.11 or 6.14 hereof; and

               (iii) any Taxes for which the Shareholders are liable pursuant to subsection 6.14(a) and 6.14(d) hereof.

               (b) The Shareholders and Mrs. Clark agree, jointly and severally, to indemnify and hold harmless each of the Purchaser Indemnified Parties from and against any and all Losses resulting from, arising out of, based on or relating to:

               (i) any and all Taxes with respect to all taxable periods (or portions thereof) of Tri-S ending on or prior to the Closing Date and, to the extent provided in Section 6.14(a) hereof, all taxable periods that include, and end after, the Closing Date; and

               (ii) any breach of any representation, warranty or covenant contained in Sections 12.9 or 6.14 hereof; and

               (iii) any Taxes for which Mrs. Clark is liable pursuant to subsections 6.14(a) and 6.14(d) hereof.

               (c) Any claim for indemnity made under this Section 9.5 may be made at any time prior to sixty days following the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including extensions). If a claim for indemnity under this Section 9.5 is not made within such time period, the Shareholders shall have no further obligations in respect to such claim to the Purchaser.

               9.6   Employee Benefits and Labor Indemnity.  The
                     -------------------------------------
     Shareholders hereby agree to jointly and severally indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses resulting from, arising out of or based on or relating to any (i) Employee Benefit Plan, or (ii) the employment or termination of employment of any Person prior to or up to the Closing with National or any of its Subsidiaries including, without limitation, any claim with respect to, relating to arising out of or in connection with discrimination by National or any of its Subsidiaries or wrongful discharge (including constructive discharge).

               9.7   Waiver of Subrogation and Other Rights.  Each
                     --------------------------------------
     Shareholder and Mrs. Clark hereby agree that if, following the Closing, any payment is made or required to be made by him, her or it pursuant to the terms of this Agreement, the Shareholder/National Documents or the Tri-S Documents (including without limitation this Article IX), none of the Shareholders or Mrs. Clark shall have any rights against National or any of the Subsidiaries or Tri-S, whether by reason of subrogation or otherwise, in respect of any such payments, and none of the Shareholders or Mrs. Clark shall take any action against National or any of the Subsidiaries or Tri-S with respect thereto. Any such rights which any Shareholder or Mrs. Clark may, by operation of law or otherwise, have against National or any of the Subsidiaries or Tri-S shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived.

               9.8   Right of Offset.  Without in any way limiting any
                     ---------------
     other rights or remedies Purchaser may have at law or in equity, the Purchaser and DFG shall have the right to set off against any dividends, distributions or other payments that DFG would otherwise be obligated to make in respect of any DFG Common Stock held by a Shareholder or any of its transferees, the amount of any claim that Purchaser may have for indemnification pursuant to this Agreement.

               9.9   Treatment of Payment.  The Shareholders, Mrs. Clark
                     --------------------
     and Purchaser agree to treat any indemnity payment made pursuant to Sections 9.2, 9.5 or 9.6 of this Agreement as an adjustment to the Purchase Price for federal, state, provincial, local and foreign income tax purposes.

                                    ARTICLE X

                                  MISCELLANEOUS

               10.1  Certain Definitions.
                     -------------------
               For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

               "Accounts Payable" means the aggregate dollar amount of
                ----------------
     accounts payable, including all other current liabilities of National and its Subsidiaries except those amounts unpaid in relation to Bonuses, Dividends and Shareholder Loans (to the extent of the payments required by Section 7.2(i) of this Agreement), as shall be determined in accordance with GAAP, consistently applied, as of the close of business on the Closing Date.

               "Adjustment Amount" has the meaning ascribed thereto in
                -----------------
     Section 2.5.

               "Affiliate" means, with respect to any Person, any other
                ---------
     Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

               "Affiliate Loans" shall have the meaning ascribed to such
                ---------------
     term in Section 6.9 hereof.

               "Agreed Prepaid Expenses" shall have the meaning ascribed to
                -----------------------
     such term in Section 1.4(b) hereof.

               "Agreement" shall have the meaning ascribed to such term in
                ---------
     the introductory paragraph hereto.

               "Alberta" shall have the meaning ascribed to such term in
                -------
     the introductory paragraph hereto.

               "Assets" shall have the meaning ascribed to such term in
                ------
     Section 1.1 hereof.

               "Assumed Contracts" shall have the meaning ascribed to such
                -----------------
     term in Section 4.15 hereof.

               "Bonuses" means National's net income from operations after
                -------
     management salaries (excluding bonuses payable to the Shareholders) but before income tax minus the net income attributable to minority interests, all as shall be determined in accordance with GAAP, consistently applied, from January 1, 1991 through the close of business on the Closing Date.

               "Business" shall have the meaning ascribed to such term in
                --------
     Section 1.2(a) hereof.

               "Business Day" means any day of the year on which national
                ------------
     banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

               "Calgary" has the meaning specified in Schedule 4.4(b).
                -------
               "Canadian Currency" and the "C$" sign each means the lawful
                -----------------           --
     money of Canada.

               "Capital Expenditures" means, for any Person for any period,
                --------------------
     the aggregate of all expenditures by such Person and its Subsidiaries, except interest capitalized during construction, during such period for property, plant or equipment, including, without limitation, renewals, improvements, replacements and capitalized repairs, that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP. For the purpose of this definition, the purchase price of equipment which is acquired simultaneously with the trade-in of existing equipment owned by such Person or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment being traded in at such time or the amount of such proceeds, as the case may be.

               "Cash on Hand" means the sum of all cash in National's bank
                ------------
     accounts or physically located in any of the Stores as of the close of business on the Closing Date and other cash reported by National on its books, in accordance with GAAP consistently applied, at the close of business on the Closing Date; provided that Cash on Hand shall not include any Reimbursable Security Deposits or any cash subject to any lien, claim or encumbrance other than the security interests disclosed in this Agreement to the Purchaser that are held by Bank of Montreal as of the Closing Date.

               "Claim" shall have the meaning ascribed to such term in
                -----
     Section 9.4(a) hereof.

               "Clark" shall mean Stephen A. Clark.
                -----
               "Closing" shall have the meaning ascribed to such term in
                -------
     Section 3.1 hereof.

               "Closing Date" shall have the meaning ascribed to such term
                ------------
     in Section 3.1 hereof.

               "Closing Date Accounts Receivable" means the aggregate
                --------------------------------
     dollar amount of accounts receivable (including only the net book value of Discount Receivables) of National and its Subsidiaries excluding any accounts receivable of any MEI, as shall be determined in accordance with GAAP (except as either provided above or in Section 1.2(b) of this Agreement), consistently applied, as of the close of business on the Closing Date.

               "Closing Date Financial Statements" has the meaning ascribed
                ---------------------------------
     thereto in Section 2.5(a).

               "Collectible Amounts" shall have the meaning ascribed to
                -------------------
     such term in Section 1.3 hereof.

               "Common Stock" shall have the meaning ascribed to such term
                ------------
     in Section 4.3 hereof.

               "Company Property" shall have the meaning ascribed to such
                ----------------
     term in Section 4.12(a) hereof.

               "Contract" means any contract, agreement, indenture, note,
                --------
     bond, loan, instrument, lease, commitment or other arrangement or agreement.

               "Contract Liabilities" shall have the meaning ascribed to
                --------------------
     such term in Section 1.4(a) hereof.

               "DFG" shall have the meaning ascribed to such term in the
                ---
     recitals hereto.

               "DFG Common Stock" means the Common Stock, par value $.001
                ----------------
     per share, of DFG.

               "DFG Stock Purchasers" means  Alberta and Mark McDonald.
                --------------------

               "Discount Receivables" shall have the meaning ascribed to
                --------------------
     such term in
     Section 1.2 (b).

               "Discount Receivables Amount" shall have the meaning
                ---------------------------
     ascribed to such term in Section 1.2 (b).

               "Dividends" means C$2,343,900 being an amount equal to the
                ---------
     Retained Earnings of National, as determined in accordance with GAAP, consistently applied, as of December 31, 1995 as of the close of business on the Closing Date.

               "EBITDA" shall have the meaning ascribed to such term in
                ------
     Section 2.5 hereof.

               "Eligible Acquisition" shall have the meaning ascribed to
                --------------------
     such term in Section 2.5 hereof.

               "Employees" shall have the meaning ascribed to such term in
                ---------
     Section 4.18 hereof.

               "Employee Benefit Plans" shall have the meaning ascribed to
                ----------------------
     such term in Section 4.16(a) hereof.

               "Employment Agreement" means that certain employment
                --------------------
     agreement substantially in the form of Exhibit F hereto.

               "Environmental Claim" means any accusation, allegation,
                -------------------
     notice of violation, action, claim, lien, demand, abatement or other order or directive (conditional or otherwise) by any Governmental Body or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by National or any of the Subsidiaries or any activities or operations thereof; (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by National or any of the Subsidiaries or any operations or facilities thereof; or (iii) the violation, or alleged violation, of any Environmental Law of or from any Governmental Body relating to environmental matters connected with any property owned, operated or leased by National or any of the Subsidiaries.

               "Environmental Costs and Liabilities" means any and all
                -----------------------------------
     losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and Remedial Action) arising from or under any Environmental Law or order or contract with any Governmental Body or any other Person.

               "Environmental Law" means any foreign, federal, state,
                -----------------
     provincial or local law, statute, regulation, code, ordinance, rule of common law or other requirement in any way relating to the protection of human health and safety or the environment as now or hereafter in effect including, without limitation, the Canadian Environmental Protection Act and the Environmental Assessment Act (British Columbia), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous foreign, federal, state, provincial or local laws.

               "Environmental Permits" shall have the meaning ascribed to
                ---------------------
     such term in Section 4.20(a).

               "Excise Tax Act" means the Excise Tax Act, R.S.C., 1985,
                --------------
     C.E-15, together with the regulations promulgated thereunder, as amended or supplemented from time to time.

               "Excluded Assets" shall have the meaning ascribed to such
                ---------------
     term in Section 1.3 hereof.

               "Excluded Liabilities" means any and all liabilities or
                --------------------
     obligations of National or any of its Subsidiaries of any kind, nature and description, absolute or contingent, known or unknown, existing on or prior to the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date (including, without limitation, any such liabilities arising under any Environmental Laws and any such liabilities relating to Taxes), other than the Contract Liabilities and Credited Liabilities referred to in Section 1.4 hereof. The definition of Excluded Liability shall include, without limitation, (i) any liability arising in connection with any Pay Day Loan made prior to Closing and, (ii) those liabilities disclosed on
     Schedule 4.9.

               "Expenses" shall have the meaning ascribed to such term in
                --------
     Section 1.4(b) hereof.

               "Financial Statements" shall have the meaning ascribed to
                --------------------
     such term in Section 4.8 hereof.

               "GAAP" means Canadian generally accepted accounting
                ----
     principles as of the date hereof.

               "Gent Isle" has the meaning specified in Schedule 4.4(b).
                ---------
               "Governmental Body" means any government or governmental or
                -----------------
     regulatory body thereof, or political subdivision thereof, whether federal, state, provincial, local or foreign, minister, governor or lieutenant governor-in-council, board, tribunal or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

               "GST" shall refer to the Goods and Services Tax levied under
                ---
     Part IX of the Excise Tax Act.

               "Hazardous Material" means any substance, material or waste
                ------------------
     which is regulated by Canada, or any state, provincial or local Governmental Body including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

               "Indemnitor" shall have the meaning ascribed to such term in
                ----------
     Section 9.4(a) hereof.

               "Law" means any federal, state, provincial, local or foreign
                ---
     law (including common law), statute, code, ordinance, rule, regulation or other requirement.

               "Legal Proceeding" means any judicial, administrative or
                ----------------
     arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

               "Licenses" shall have the meaning ascribed to such term in
                --------
     Section 1.2(a) hereof.

               "Lien" means any lien, pledge, mortgage, hypothec, deed of
                ----
     trust, security interest, claim, prior claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

               "Losses" means any and all losses, liabilities (accrued,
                ------
     absolute, contingent or otherwise), suits, proceedings, judgments, awards, demands, settlements, fines, assessments, damages, interest and penalties, and costs and expenses (including without limitation reasonable attorneys' fees and litigation expenses).

               "Material Adverse Change" means any material adverse change
                -----------------------
     in the business, properties, results of operations, prospects or condition (financial or otherwise) of National and the Subsidiaries taken as a whole.

               "Material Contracts" shall have the meaning ascribed to such
                ------------------
     term in Section 4.15 hereof.

               "MEI Interest" means the sum of the amount of Minority
                ------------
     Interests for Calgary and Gent Isle, as of the close of business on the Closing Date.

               "Minimum Lease Condition" shall have the meaning ascribed to
                -----------------------
     such term in Section 10.15 hereof.

               "Minority Equity Interests" shall have the meaning ascribed
                -------------------------
     to such term in Section 4.4 hereof.

               "Minority Interests" means the amounts in respect to Calgary
                ------------------
     and Gent Isle, calculated in the same manner as reported in National's consolidated audited statement for its fiscal year ended December 31, 1995 under the heading "Investments and Minority Advances."

               "National" shall have the meaning ascribed to such term in
                --------
     the introductory paragraph hereto.

               "National Shares" shall have the meaning ascribed to such
                ---------------
     term in the recitals hereof.

               "Non-Assumable Claim" shall have the meaning ascribed to
                -------------------
     such term in Section 9.4(c) hereof.

               "Non-Competition Agreement" shall have the meaning ascribed
                -------------------------
     to such term in Section 4.2 hereof.

               "Non-Material Contract" means any Contract, other than Real
                ---------------------
     Property Leases, and other than those Contracts that are or should be Material Contracts which was entered into in the ordinary course of business consistent with past practice in an arm's length transaction.

               "Order" means any order, injunction, judgment, decree,
                -----
     ruling, writ, assessment or arbitration award.

               "Other Shares" shall have the meaning ascribed to such term
                ------------
     in the recitals hereof.

                "Pay Day Loans" means (i) any arrangement under the "Pay
                 -------------
     Day Advance Service" presently operated by National (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) in existence as of the Closing and any agreements which are evidenced in whole or in part, by a promissory note and a post-dated check made payable to National or any Subsidiary, and (ii) any restructuring, modification or extension of any Pay Day Loan of the type described in or any Subsidiary clause (i) hereof.

               "Permits" means any approvals, authorizations, consents,
                -------
     Licenses, permits or certificates.

               "Permitted Exceptions" means (i) statutory liens for current
                --------------------
     taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or National and the Subsidiaries; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

               "Person" means any individual, corporation, partnership,
                ------
     firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

               "Personal Property Lease" shall have the meaning ascribed to
                -----------------------
     such term in Section 4.13(a) hereof.

               "Post-Closing EBITDA" shall have the meaning ascribed to
                -------------------
     such term in Section 2.5 hereof.

               "Pre-Closing EBITDA" shall have the meaning ascribed to such
                ------------------
     term in Section 2.5 hereof.

               "Prepaids" means, without duplication, the aggregate dollar
                --------
     amount of (i) National's prepaid assets, (ii) Reimbursable Security Deposits and (iii) National's corporate tax refunds (to the extend not subject to reduction or offset) for the taxable period from January 1, 1996 through the Closing Date, all, as determined in accordance with GAAP, consistently applied, and the terms hereof, of National as of the close of business on the Closing Date.

               "Property Contracts" shall have the meaning ascribed to such
                ------------------
     term in Section 4.12(a) hereof.

               "Purchase Price" shall have the meaning ascribed to such
                --------------
     term in Section 2.1 hereof.

               "Purchaser" shall have the meaning ascribed to such term in
                ---------
     the introductory paragraph hereto.

               "Purchaser Documents" shall have the meaning ascribed to
                -------------------
     such term in Section 5.2 hereof.

               "Purchaser Indemnified Parties" shall have the meaning
                -----------------------------
     ascribed to such term in Section 9.2(a) hereof.

               "Real Property Lease" shall have the meaning ascribed to
                -------------------
     such term in Section 4.12(a) hereof.

               "Reimbursable Security Deposits" shall have the meaning
                ------------------------------
     ascribed to such term in Section 1.4(b) hereof.

               "Release" means any release, spill, emission, leaking,
                -------
     pumping, pouring, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

               "Remedial Action" means all actions, including, without
                ---------------
     limitation, any Capital Expenditures required, to (w) clean up, remove, treat or in any other way address any Hazardous Material; (x) prevent the Release or threat of Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (y) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (z) bring any facility owned, operated or leased by National of any of the Subsidiaries and the operations thereon into compliance with Environmental Laws.

               "Representatives" shall have the meaning ascribed to such
                ---------------
     term in Section 6.6 hereof.

               "Securities Act" shall have the meaning ascribed to such
                --------------
     term in Section 4.30 hereof.

               "Seller Shares" shall have the meaning ascribed to such term
                -------------
     in the recitals hereof.

               "Shareholder" shall have the meaning ascribed to such term
                -----------
     in the introductory paragraph hereto.

               "Shareholders Agreement" means that certain shareholders
                ----------------------
     agreement substantially in the form of Exhibit B hereto.

               "Shareholder Loans" means all loans or other advances from
                -----------------
     the Shareholders, Tri-S and Betsyn Clark or any of their Affiliates (other than National, any Subsidiary or any Minority Equity Interest) to either National or any Subsidiary, including any accrued interest thereon and any other unpaid obligations in respect thereto.

               "Shareholder/National Documents" shall have the meaning
                ------------------------------
     ascribed to such term in Section 4.2 hereof.

               "Shareholder Indemnified Parties" shall have the meaning
                -------------------------------
     ascribed to such term in Section 9.2(d) hereof.

               "Shareholder Releases" shall have the meaning ascribed to
                --------------------
     such term in Section 6.13 hereof.

               "Shareholders' Representative" shall have the meaning
                ----------------------------
     ascribed to such term in Section 10.13 hereof.

               "Shares" shall have the meaning ascribed to such term in the
                ------
     recitals hereto.

               "Statement" shall have the meaning ascribed to such term in
                ---------
     Section 6.15(b)(iii) hereof.

               "Stores" shall have the meaning ascribed to such term in the
                ------
     recitals hereto.

               "Subsidiary" means (i)any Person of which a majority of the
                ----------
     outstanding voting or equity securities or other voting or equity interests are owned, directly or indirectly by National, and (ii) any partnership of which a general partnership or other interest representing a majority interest in profits or capital is owned directly or indirectly by National.

               "Tax Act" shall refer to the Income Tax Act, R.S.C., 1985
                -------
     (5th Suppl.) c. 1, together with the regulations promulgated thereunder, as amended or supplemented from time to time, including any proposed amendment to such legislation announced by way of press release from time to time by the Minister of Finance of Canada or other Minister charged with the administration of the Tax Act, which announcement confirms that such proposed amendment, when enacted, shall have retroactive effect to a date prior to the date of its enactment.

               "Taxes" means all taxes, charges, fees, levies, imposts,
                -----
     duties, and other assessments, including but not limited to any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, gains, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, highway use, commercial rent, environmental, windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, or additions to tax, and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Tax Return.

               "Tax Return" means any return, declaration, report, claim
                ----------
     for refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               "Tri-S" shall have the meaning ascribed to such term in the
                -----
     introductory paragraph hereto.

               "Tri-S Common Shares" has the meaning ascribed to such term
                -------------------
     in Section 12.3 hereof.

               "Tri-S Documents" shall have the meaning ascribed to such
                ---------------
     term in Section 12.2 hereof.

               "Tri-S Financial Statements" shall have the meaning ascribed
                --------------------------
     to such term in Section 12.8 hereof.

               "Tri-S Non-Competition Agreements" shall have the meaning
                --------------------------------
     ascribed to such term in Section 12.2 hereof.

               "Tri-S Shareholders" shall have the meaning ascribed to such
                ------------------
     term in the introductory paragraph hereto.

               "Tri-S Shares"  shall have the meaning ascribed to such term
                ------------
     in the recitals hereof.

               10.2  Payment of Sales, Use or Similar Taxes.  All sales,
                     --------------------------------------
     use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Shareholders and Mrs. Clark.

               10.3  Expenses.  Except as otherwise provided in this
                     --------
     Agreement, the Shareholders, Mrs. Clark and the Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being agreed that National and any of the Subsidiaries may bear any of such costs and expenses solely out of cash that is an Excluded Asset.

               10.4  Specific Performance. (a) The Shareholders and the
                     --------------------
     Tri-S Shareholders acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Shareholders and the Tri-S Shareholders under this Agreement, including, without limitation, the Shareholders' and the Tri-S Shareholders' obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

               (b) DFG acknowledges and agrees that the breach of Section 2.2(b) of this Agreement would cause irreparable damage to the Shareholders and that the Shareholders will not have an adequate remedy at law. Therefore, the obligations of DFG under Section 2.2(b) of this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

               10.5  Further Assurances.  Each of the Shareholders, the
                     ------------------
     Tri-S Shareholders and the Purchaser agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

               10.6  Submission to Jurisdiction; Consent to Service of
                     -------------------------------------------------
     Process.
     -------
               (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

               10.7  Entire Agreement; Amendments and Waivers
                     ----------------------------------------
     Confidentiality.  This Agreement (including the schedules and exhibits
     ---------------
     hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

     The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The parties acknowledge that they each participated in drafting this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part thereof.

               10.8  Governing Law.  This Agreement shall be governed by
                     -------------
     and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

               10.9  Table of Contents and Headings.  The table of contents
                     ------------------------------
     and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

               10.10 Notices.  All notices and other communications under
                     -------
     this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

               If to Purchaser or, after the Closing, National or Tri-S:

                     c/o Dollar Financial Group, Inc.
                     Daylesford Plaza, Suite 210
                     1436 Lancaster Avenue
                     Berwyn, Pennsylvania 19312
                     Attention:    Donald F. Gayhardt, Vice President -
                                   Corporate Development
                     Telephone No.: (610) 296-3400
                     Telecopy No.: (610) 296-7844
               with a copy to:

                     Weil, Gotshal & Manges LLP
                     767 Fifth Avenue
                     New York, New York 10153
                     Attention:    William M. Gutowitz, Esq.
                     Telephone No.: (212) 310-8000
                     Telecopy No.: (212) 310-8007

               If to any Shareholder, Mrs. Clark or, prior to the Closing, National or Tri-S:

                     National Money Mart Inc.
                     1640 Oak Bay Avenue, Third Floor
                     Victoria, British Columbia
                     Canada, V8R 1L2
                     Attention:    Stephen A. Clark
                     Telephone: (604) 595-5211
                     Telecopy: (604) 595-0410

               with a copy to:

                     Bishop & McKenzie
                     2500 10104-103 Avenue
                     Edmonton, Alberta
                     Canada, T5J 1V3
                     Attention:    Norman J.K Bishop
                     Telephone: (403) 426-5500
                     Telecopy: (403) 426-1503

               Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

               10.11 Severability.  If any provision of this Agreement is
                     ------------
     invalid or unenforceable, the balance of this Agreement shall remain in effect.

               10.12 Binding Effect; Assignment.  This Agreement shall be
                     --------------------------
     binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that (i) the
           --------  -------

     Purchaser may assign this Agreement and any or all rights hereunder (including, without limitation, the Purchaser's rights to purchase the Seller Shares and the Tri-S Shares and the Purchaser's rights to seek indemnification hereunder) to (x) any Affiliate of the Purchaser (provided that the Purchaser shall remain liable for all of its obligations under this Agreement) or (y) after the Closing, to any purchaser or transferee of any of the stock or assets of National, any of the Subsidiaries (ii) Stephen A. Clark may assign his rights under this Agreement to a newly formed corporation (provided that Stephen A. Clark shall remain liable for all of his obligations under this Agreement and such newly formed corporation may not have any liabilities or obligations other than liabilities and obligations arising under this Agreement). Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

               10.13 Shareholders' Representative.  Stephen A. Clark
                     ----------------------------
     ("Clark") is hereby designated and authorized by each of Mark McDonald, Betsyn Clark and 698815 Alberta Ltd. as their representative (the "Shareholders' Representative") to act for and represent the Shareholders and Mrs. Clark with respect to all matters arising out of
     Article IX hereof and in those other matters with respect to which this Agreement specifies that the Shareholders' Representative shall or may act, as well as matters which require or permit notice to be given to any of the Shareholders or Mrs. Clark under this Agreement.

               10.14 Western Union Bonus.  The Parties recognize and agree
                     -------------------
     that the payment of Five Hundred and Thirty Two Thousand (C$532,000.00) Dollars (the "Western Union Bonus") received by National from Western Union Financial Services (Canada) Inc. ("Western Union") pursuant to that certain agreement dated January 1, 1996 is contingent in nature and dependent upon the performance by National of its obligations thereunder and that should such agreement be terminated as a result of a default by National thereunder, then National would be obliged to return to Western Union that portion of the Western Union Bonus that is in proportion to the unexpired balance
     of the term thereunder.    Accordingly, the Parties agree that the
     portion of the Western Union Bonus that is unearned as of the Closing Date shall, for the purposes of the Closing Date Financial Statements and the calculation of the Purchase Price (i) be recorded as an Accounts Payable and (ii) the Taxes payable thereon shall not be recorded as an Accounts Payable. For greater certainty and notwithstanding anything to the contrary herein contained, any Taxes payable on that portion of the Western Union Bonus that is unearned as at the Closing Date shall be for the sole account of National and the Shareholders shall have no liability in respect thereto.

               10.15 Counterparts.  This Agreement may be executed by the
                     ------------
     parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.


                                   ARTICLE XI

                      REPRESENTATIONS AND WARRANTIES OF DFG

               DFG hereby represents and warrants to the Shareholders that:

               11.1  Organization and Good Standing.  DFG is a corporation
                     ------------------------------
     duly organized, validly existing and in good standing under the laws of the State of Delaware.

               11.2  Authorization of Agreement.  DFG has all requisite
                     --------------------------
     power and authority to execute and deliver this Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "DFG Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Documents will be at or prior to the Closing, duly and validly executed and delivered by DFG and (assuming the due authorization, execution and delivery by each Shareholder, Tri-S Shareholder and National if a party thereto) this Agreement constitutes, and each of the DFG Documents when so executed and delivered will constitute, the legal, valid and binding obligations of DFG, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               11.3  Capitalization.
                     --------------
               (a) The authorized DFG Common Stock consists solely of 50,000 shares of common stock, $0.001 par value per share. There are 30,054.51 shares of DFG Common Stock issued and outstanding.

               (b) Except as set forth on Schedule 11.3, there is no existing option, warrant, call, right, commitment or other agreement of any character to which DFG is a party requiring (or which may in the future require), and there are no securities of DFG outstanding which upon conversion or exchange would (or may in the future) require, the issuance, sale or transfer of any shares of capital stock or other securities of DFG or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other securities of DFG. Except as set forth on Schedule 11.3, DFG is not a party to any voting trust or other voting agreement with respect to any of the shares of DFG Common Stock or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the DFG Common Stock.

               11.4  Corporate Records.
                     -----------------
               (a) DFG has delivered to the Shareholders true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State or and by-laws (certified by the secretary, assistant secretary or other appropriate officer) of DFG.

               (b) The minute books of DFG contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and boards of directors (including committees thereof) of DFG. The stock certificate books and stock transfer ledgers of DFG are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of DFG prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

               11.5  Conflicts; Consents of Third Parties.  Except as set
                     ------------------------------------
     forth on Schedule 11.5, (a) none of the execution and delivery by DFG of this Agreement and the Shareholder/National Documents, the consum-mation by DFG of the transactions contemplated hereby and thereby, or compliance by with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, by-laws, or other organizational documents of DFG; (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, deed of trust, indenture, license, lease, agreement or other instrument or obligation to which DFG is a party or by which it or any of DFG assets is bound; (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which DFG is bound; or (iv) result in the creation of any Lien upon the shares of DFG Common Stock being paid pursuant to Article II hereof or the properties or assets of DFG.

               (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of DFG in connection with the execution and delivery of this Agreement or the Shareholder/National Documents, or the compliance by DFG, with any of the provisions hereof or thereof.

               11.6  Financial Statements.  DFG has delivered to the
                     --------------------
     Shareholders copies of (i) the audited consolidated balance sheets of DFG and its subsidiaries as at June 30, 1996 and the related audited consolidated statements of income and of cash flows of DFG and its subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of DFG and its subsidiaries as at September 30, 1996 and the related consolidated statements of income and cash flows of DFG and its subsidiaries for the period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "DFG Financial Statements"). Each of the DFG Financial Statements is complete and correct in all material respects, has been prepared in accordance with United States generally accepted accounting principals (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by DFG without modification of the accounting principles used in the preparation thereof, and presents fairly in accordance with United States generally accepted accounting principles the consolidated financial position, results of operations and cash flows of DFG and its subsidiaries as at the dates and for the periods indicated.

               For the purposes of this Article (xi), the audited consoli-dated balance sheet of DFG and its subsidiaries as at June 30, 1996 is collectively referred to as DFG's "Balance Sheet" and December 31, 1995 is referred to as the "Balance Sheet Date".

               11.7  No Undisclosed Liabilities.  There are no obligations
                     --------------------------
     of DFG as of the Balance Sheet Date which were required to be disclosed on the Balance Sheet (or the accompanying notes) that were not disclosed.

               11.8  Absence of Certain Developments.  Except as expressly
                     -------------------------------
     required by this Agreement or as set forth on Schedule 11.8, since the Balance Sheet Date:

               (a) there has not been any material adverse change in DFG nor has there occurred any event which is reasonably likely to result in a material adverse change in DFG;

               (b) there has not been any change by DFG in accounting or Tax reporting principles, methods or policies;

               (c) DFG has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

               (d) DFG has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

               (e) DFG has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any shareholder or any Affiliate of any shareholder;

               (f) DFG has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice.

               11.9  Labor.  There are no (i) strikes, work stoppages,
                     -----
     slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of DFG, threatened against or involving DFG. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of DFG, threatened by or on behalf of any employee or group of employees of DFG.

               11.10 Litigation.  Except as set forth in Schedule 11.10,
                     ----------
     there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of DFG, overtly threatened against DFG (or to the knowledge of DFG, pending or threatened, against any of the officers, directors or key employees of DFG with respect to their business activities on behalf of DFG), or to which any of the DFG is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality that are reasonably likely to prohibit or restrain the ability of DFG to enter into this Agreement or to consummate the transactions contemplated hereby; nor, to the knowledge of DFG, is there any reasonable basis for any such action, proceeding, or investigation.

               11.11 Compliance with Laws. DFG possesses all Licenses of
                     --------------------
     and from all Governmental Bodies, and has made all filings with all Governmental Bodies, necessary to own or lease its respective properties and assets and to conduct the business(es) in which it is engaged. Except as set forth on Schedule 11.11, no proceeding has been threatened or commenced which seeks to, or could reasonably be anticipated to, cause the suspension, modification, revocation or withdrawal of any License. DFG is currently, and at all times has been, in material compliance with all Laws applicable to it and/or the businesses in which it is engaged including, without limitation, all applicable credit, banking and consumer protection Laws. Laws regulating check cashing, small loans or other loans, interest and usury and debt collection, plain language Laws and Laws proscribing unfair and/or deceptive acts or practices) and franchise disclosure Laws. DFG has not offered, proposed, promised or made any illegal payment to officers, employees or representatives of any Governmental Body, or engaged in any illegal reciprocal practices or made any illegal payment or given any other illegal consideration to any third party.

               11.12 No Bankruptcy.  There has not been filed any petition
                     -------------
     or application, or any proceeding commenced which has not been discharged, by or against DFG with respect to any assets of any of them under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by any of them for the benefit of their respective creditors.

               11.13 Taxes.
                     -----
               (a) All Tax Returns required to be filed by or with respect to DFG or its assets have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects. DFG has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for periods covered by such Tax

     Returns. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not due or owing, DFG has made sufficient current accruals for such Taxes in its financial statements and Taxes for such period have or shall arise solely in the usual and ordinary course of business. DFG has made all required estimated Tax payments sufficient to avoid any underpayment penalties.

               (b) DFG has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

               (c) There are no liens with respect to Taxes upon any of the assets of DFG.

               (d) Neither DFG nor any of its directors, officers or employees are aware, without inquiry, of any contingent Tax liabilities or any grounds which would prompt a re-assessment, including aggressive treatment of income and expenses in filing earlier Tax returns.

               (e) There are no actions, suits, proceedings, investigations or claims now pending against DFG in respect to Taxes.

               11.14 No Misrepresentation.  No representation or warranty
                     --------------------
     of DFG contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by DFG to the Shareholders pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE XII

            REPRESENTATIONS AND WARRANTIES OF THE TRI-S SHAREHOLDERS

               Each of the Tri-S Shareholders hereby jointly and severally represents and warrants to Purchaser as follows:

               12.1  Organization and Good Standing.  Tri-S is a
                     ------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth above and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Tri-S was formed on November 25, 1992 as 547732 Alberta Ltd., which name was subsequently changed on June
     20, 1994.   Tri-S  is duly qualified or authorized to do business and
     is in good standing under the laws of each jurisdiction in which it owns or leases real or immovable property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

               12.2  Authorization of Agreement.  Each Tri-S Shareholder
                     --------------------------
     has all requisite power, authority and legal capacity to execute and deliver this Agreement, a Non-Competition Agreement substantially in the form of Exhibit A hereto (the "Tri-S Non-Competition Agreement") and each other agreement, document, instrument or certificate con-templated by this Agreement to be executed by such Person in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement and the Tri-S Non-Competition Agreement, the "Tri-S Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Tri-S Documents will be at or prior to the Closing, duly and validly executed and delivered by each Tri-S Shareholder and (assuming the due authorization, execution and delivery by Purchaser if a party thereto) this Agreement constitutes, and each of the Tri-S Documents when so executed and delivered will constitute, the legal, valid and binding obligations of each Tri-S Shareholder enforceable against such Person in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               12.3  Capitalization.
                     --------------
               (a) The authorized capital stock of Tri-S consists solely of an unlimited number of shares of common stock, without par value (the "Tri-S Common Shares"). There are 100 shares of Tri-S Common Shares issued and outstanding. The Tri-S Shares constitute all of the issued and outstanding shares of Tri-S Common Shares and were duly authorized for issuance and are validly issued, fully paid and non-assessable and free of preemptive rights.

               (b) There is no existing option, warrant, call, right, commitment or other agreement of any character to which any shareholder of Tri-S or Tri-S is a party requiring (or which may in the future require), and there are no securities of Tri-S outstanding which upon conversion or exchange would (or may in the future) require, the issuance, sale or transfer of any shares of capital stock or other securities of Tri-S or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other securities of Tri-S. None of the shareholders of Tri-S or Tri-S is a party to any voting trust or other voting agreement with respect to any of the shares of Tri-S Common Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital shares of Tri-S.

               12.4  Absence of Activity.  Tri-S has never (i) owned or
                     -------------------
     acquired, or agreed to acquire, any assets or property other than the Other Shares, (ii) incurred or became subject to, or agreed to incur or become subject to, any obligations or liabilities (whether absolute, contingent or otherwise, known or unknown, and whether due or to become due), (iii) conducted any business whatsoever, or (iv) taken any corporate action of any nature whatsoever, including, without limitation, entering into any agreement or arrangement, amending its articles or certificate of incorporation or amalgamation or other organizational documents, issuing any of its capital shares or other securities (including any options, warrants or other rights to receive securities), other than in connection with Tri-S's initial organization or the authorization, execution and delivery of this Agreement and the transactions contemplated hereby.

               12.5  Corporate Records.
                     -----------------
               (a) The Tri-S Shareholders have delivered to the Purchaser true, correct and complete copies of the certificate of incorporation (certified by the Registrar of Corporations or other appropriate official of the applicable jurisdiction of organization) and articles (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of Tri-S.

               (b) The minute books of Tri-S have been previously made available to the Purchaser and contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and boards of directors (including committees thereof) of Tri-S. The stock certificate books and stock transfer ledgers of Tri-S have been previously made available to the Purchaser and are true, correct and complete.

               12.6  Conflicts; Consents of Third Parties.  Except as set
                     ------------------------------------
     forth on Schedule 12.6, (a) none of the execution and delivery by any Tri-S Shareholder of this Agreement and the Tri-S Documents, the consummation by each Tri-S Shareholder of the transactions contemplated hereby and thereby, or compliance by either Tri-S Shareholder with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation, by-laws, shareholder agreement or other organizational documents of any Tri-S Shareholder (or any of the subsidiaries of Tri-S); (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, deed of trust, indenture, license, lease, agreement or other instrument or obligation to which any Tri-S Shareholder (or any subsidiary of Tri-S) is a party or by which any of them or any of their respective proper-ties or assets is bound; (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which any Tri-S Shareholder (or any subsidiary of Tri-S) is bound; or (iv) result in the creation of any Lien upon any of the Shares or the properties or assets of National or any Subsidiary.

               (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Tri-S Shareholder in connection with the execution and delivery of this Agreement or the Tri-S Documents, or the compliance by each Tri-S Shareholder, as the case may be, with any of the provisions hereof or thereof.

               12.7  Ownership and Transfer of Shares.  Each Tri-S
                     --------------------------------
     Shareholder is the record and beneficial owner of the Shares indicated as being owned by it on Schedule 4.7, free and clear of any and all Liens. Each Tri-S Shareholder has the power and authority to sell, transfer, assign and deliver the Shares being transferred, assigned and delivered by it pursuant to this Agreement as provided in this Agreement, and such delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of any and all Liens. Immediately after the Closing, Purchaser will own, directly or (in the case of the Other Shares) indirectly through Tri-S, all the equity interests in each of National and Tri-S.

               12.8  Financial Statements.  The Tri-S Shareholders have
                     --------------------
     delivered to the Purchaser copies of (i) the unaudited balance sheets of Tri-S as at December 31, 1993, 1994 and 1995 and the related unaudited statements of income and of cash flows of Tri-S for the years then ended and (ii) the unaudited balance sheet of Tri-S as at September 30, 1996 and the related statements of income and cash flows of Tri-S for the period then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Tri-S Financial Statements"). Each of the Tri-S Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by Tri-S without modification of the accounting principles used in the preparation thereof, and presents fairly in accordance with GAAP the consolidated financial position, results of operations and cash flows of Tri-S as at the dates and for the periods indicated.

               For the purposes of this Article XII, the audited balance sheet of Tri-S as at December 31, 1995 is collectively referred to as Tri-S' "Balance Sheet" and December 31, 1995 is referred to as the "Balance Sheet Date".

               12.9  Taxes.
                     -----
               (a) All Tax Returns required to be filed by or with respect to Tri-S or its respective assets have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects. Tri-S has duly and timely paid or has had duly and timely paid on its behalf all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for periods covered by such Tax Returns. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not due or owing, Tri-S has made or has caused to be made sufficient current accruals for such Taxes in its financial statements and Taxes for such period have or shall arise solely in the usual and ordinary course of business. Tri-S has made or has caused to be made all required estimated Tax payments sufficient to avoid any underpayment penalties;

               (b) No waivers of statutes of limitation or other agreements or arrangements providing for an extension of time have been given or requested with respect to Tri-S in connection with any Tax Returns covering Tri-S with respect to any Taxes payable by it and no power of attorney with respect to any Tax matter is currently in force. The last period for which Taxes were assessed with respect to the Federal Income Tax Returns of Tri-S was December 31, 1995. The statutory period for the assessment of Taxes with respect to the federal income Tax Returns of Tri-S for all prior periods has expired. Taxes have never been assessed with respect to the provincial, local, and foreign Tax Returns of Tri-S. No issue has been raised by any taxing authority in any audit or examination of Tri-S, which, by application of the same or similar principles, could reasonably be expected to result in a deficiency for any subsequent period (including periods subsequent to the Closing Date). There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Tri-S for any taxable period;

               (c) The Tri-S Shareholders have delivered or made available to the Purchaser true and complete copies of each of (i) any audit reports issued by any taxing authority within the last three years relating to the federal, provincial, local or foreign Taxes due from or with respect to Tri-S and (ii) all of the federal, provincial local and foreign Tax Returns, for each of the last three years filed by Tri-S;

               (d) All deficiencies asserted or assessments made as a result of any examinations by the Revenue Canada or any other taxing authority of the Tax Returns of or covering or including Tri-S have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has Tri-S received any notice from any taxing authority that it intends to conduct such an audit or investigation;

               (e) Tri-S has paid no Taxes, and has filed a Federal Tax Return in respect of the last two completed fiscal years. No claim has been made by a taxing authority in a jurisdiction where Tri-S does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction;

               (f) There are no liens with respect to Taxes upon any of the assets of Tri-S;

               (g) There are no actions, suits, proceedings, investigations or claims now threatened or pending against Tri-S in respect of Taxes nor are there any matters under discussion with any governmental authority with respect to Taxes asserted by any such authority;

               (h)   Tri-S has no inventories;

               (i)   Tri-S has no depreciable assets;

               (j) The paid-up capital of Tri-S for income tax purposes equals their respective paid up capital under corporate law;

               (k) Except as set forth on Schedule 12.9, Tri-S has not, within the last four completed fiscal years, made any election under
     Section 85 of the Tax Act with respect to the acquisition or disposition of any property;

               (l) Tri-S has not, within the last four completed fiscal years, made any election under Sub-section 83(2) of the Tax Act with respect to payment out of a capital dividend account;

               (m) Tri-S has not, within the last four completed fiscal years, acquired or had the use of any property from a person with whom it was not dealing at arm's length;

               (n) Tri-S has not disposed of anything to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof;

               (o) Tri-S has not, since the Balance Sheet Date, discontinued carrying on any business in respect of which any non-capital losses were incurred;

               (p) Tri-S has made all elections required to be made under the Tax Act in connection with any distributions and all such elections were true and correct and in prescribed form and were made within the prescribed time periods;

               (q) Since its date of incorporation, Tri-S has been a "Canadian-controlled private corporation" within the meaning of the Tax Act;

               (r) Tri-S is not, nor has previously been at any time, associated with any other Canadian-controlled private corporations (within the meaning of the Tax Act), and Tri-S has not filed with the Minister of National Revenue any agreement or form under Section 125(3) of the Tax Act and, except as disclosed on Schedule 12._ or
     Schedule 12._, Tri-S is not carrying on and has never carried on business as a member of any partnership;

               (s) None of Tri-S nor its respective directors, officers or employees are aware without inquiry of any contingent Tax liabilities or any grounds which would prompt a re-assessment, including aggressive treatment of income and expenses in filing earlier Tax returns;

               (t) Control of Tri-S and the Subsidiaries has not been acquired by a person or persons since its date of incorporation (for purposes of this section, "control" is to be given the meaning found in Sections 186, 251 and 256 of the Tax Act);

               (u) To the Tri-S Shareholders' knowledge there are no amounts outstanding and unpaid for which Tri-S has previously claimed a deduction under the Tax Act;

               (v) To the Tri-S Shareholders' knowledge, there are no circumstances existing which could result in the application to Tri-S of either Section 78 or Section 80, 80.01, 80.02, 80.3 or 80.04 of the Tax Act;

               (w) Tri-S has not claimed and will not claim any reserve under any one or more of subparagraph 40(1)(a)(iii) or subparagraphs 20(1)(m) or 20(1)(n) of the Tax Act if any such amount could be included in their income for a period ending after Closing;

               (x) The financial statements and schedules attached to the corporate income tax returns as filed by Tri-S for each of its taxation years reflect and disclose all transactions to which each of them was or is a party as required by the Tax Act and the regulations made thereunder or other applicable revenue laws and all of the transactions to which Tri-S was or is a party are reflected or disclosed in these financial statements and schedules and these statements and schedules have been duly and accurately completed as required by these acts and regulations;

               (y) Tri-S has not received a dividend out of tax paid undistributed surplus or 1971 capital surplus on hand dividends within the meaning of the Tax Act with respect to any assets it currently holds;

               (z) Tri-S has no net capital loss as of the Balance Sheet Date and no transactions since that date will result in any net capital loss;

               (aa) Tri-S is not required to be registered under subdivision (d) of Division V of Part IX of the Excise Tax Act with respect to the GST;

               (ab) Tri-S does not carry on business in any jurisdiction and has not owed any Taxes imposed by the Retail Sales Tax (Ontario) or the applicable legislation of any other province of Canada on the acquisition of its tangible personal property and none of its tangible personal property or moveable property has been transferred in a transaction contemplated under the provisions of Section 20.7 of the Retail Sales Tax Act (Quebec) and any regulations made thereunder or Section 18 of Regulation 904 to the Retail Sales Tax Act (Ontario), or any predecessor thereof or the analogous provisions of the sales tax legislation of any other province;

               (ac) Tri-S has not made or been a party to any election under Sections 150(1), 156(1), 227(1) or 273(1) of the Excise Tax Act;

               (ad)  Dividends or other Distributions - Tri-S has not paid
                     --------------------------------
     any dividends or deemed dividends which are subject to tax under Part
     VI.1 of the Act;

               (ae)  Tri-S Shares Not Part of Distribution - The Tri-S
                     -------------------------------------
     Shares were not acquired by Mrs. Clark as part of a distribution (within the meaning of Subsection 55(1) of the Act) made in the course of a reorganization in which a dividend was received to which Subsection 55(2) would, but for paragraph 55(3)(b) of the Act apply;

               (af)  Other Shares Not Part of Distribution - The Other
                     -------------------------------------
     Shares were not acquired by Tri-S as part of a distribution (within
                 ---
     the meaning of Subsection 55(1) of the Act) made in the course of a reorganization in which a dividend was received to which Subsection 55(2) would, but for paragraph 55(3)(b) of the Act apply; and

               (ag) The amount of the Dividend payable by National to Tri-S does not exceed Tri-S' share of the income earned or realized by National since the later of 1971 and the date that Tri-S first acquired its stock in National and before the transaction or event or the commencement of the series of transactions or events leading to the transactions contemplated by the Agreement, the whole within the meaning of Subsection 55(2) of the Act.

               12.10 Litigation.  There is no suit, action, proceeding,
                     ----------
     investigation, claim or order pending or, to the knowledge of any Tri-S Shareholder, overtly threatened against Tri-S (or to the knowledge of Tri-S, pending or threatened, against any of the officers or directors of Tri-S with respect to their business activities on behalf of Tri-S), or to which any of the Tri-S Shareholders is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the knowledge of any Tri-S Shareholder, is there any reasonable basis for any such action, proceeding, or investigation. Tri-S is not subject to any judgment, Order or decree of any court or Governmental Body and Tri-S is not engaged in any legal action to recover monies due it or for damages sustained by it.

               12.11 Compliance with Laws.  Tri-S is currently, and at all
                     --------------------
     times has been, in material compliance with all Laws applicable to Tri-S and/or the businesses in which it has been engaged.

               12.12 Related Party Transactions.  Except as set forth on
                     --------------------------
     Schedule 12.12, none of the Tri-S Shareholders or any of its Affiliates has borrowed any monies from or has outstanding any indebtedness or other similar obligations to National or any of its Subsidiaries. Except as set forth in Schedule 12.12, none of the Tri-S Shareholders or any Affiliate or any shareholder, officer, director or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or part-ner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a com-petitor, supplier, customer, landlord, tenant, creditor or debtor of National or any of its Subsidiaries, (B) engaged in a business related to the business of National or any of its Subsidiaries, or (C) a par-ticipant in any transaction to which National or any of its Subsidiaries is a party or (ii) is a party to any Contract or transaction with National or any of its Subsidiaries.

               12.13 Financial Advisors.  No Person has acted, directly or
                     ------------------
     indirectly, as a broker, finder or financial advisor for any of the Tri-S Shareholders in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof except as set forth on Schedule 4.26.

               12.14 No Bankruptcy.  There has not been filed any petition
                     -------------
     or application, or any proceeding commenced which has not been discharged, by or against either of the Tri-S Shareholders with respect to any assets of any of them under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by any of them for the benefit of their respective creditors.

               12.15 No Misrepresentation.  No representation or warranty
                     --------------------
     of any Tri-S Shareholder contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by either Tri-S Shareholder to the Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.


                                   DOLLAR FINANCIAL CANADA LTD.
                                   (formerly known as 705532 ALBERTA LTD.)


                                   By: /s/ DONALD F. GAYHARDT
                                      -------------------------------------
                                      Name: DONALD F. GAYHARDT
                                      Title: SECRETARY AND TREASURER


                                   NATIONAL MONEY MART INC.


                                   By: /s/ STEPHEN A. CLARK
                                      -------------------------------------
                                      Name: STEPHEN A. CLARK
                                      Title: PRESIDENT


                                   698815 ALBERTA LTD.


                                   By: /s/ STEPHEN A. CLARK
                                      -------------------------------------
                                      Name: STEPHEN A. CLARK
                                      Title: PRESIDENT


                                   /s/ STEPHEN A. CLARK
                                   ----------------------------------------
                                   STEPHEN A. CLARK


                                   /s/ MARK MCDONALD
                                   ----------------------------------------
                                   MARK MCDONALD

                                   TRI-S INVESTMENTS LTD.


                                   By: /s/ BETSYN CLARK
                                      -------------------------------------
                                      Name: BETSYN CLARK
                                      Title: PRESIDENT


                                   /s/ BETSYN CLARK
                                   ----------------------------------------
                                   BETSYN CLARK


                                   DFG HOLDINGS, INC.


                                   By: /s/ JEFFREY A. WEISS
                                      -------------------------------------
                                      Name: JEFFREY A. WEISS
                                      Title: CHAIRMAN OF THE BOARD,
                                             PRESIDENT AND CEO



               DFG HOLDINGS, INC. HEREBY GUARANTIES PERFORMANCE BY THE PURCHASER OF ITS OBLIGATIONS UNDER THIS AGREEMENT.


                                   DFG HOLDINGS, INC.



                                   By: /s/ JEFFREY A. WEISS
                                      -------------------------------------
                                      Name: JEFFREY A. WEISS
                                      Title: CHAIRMAN OF THE BOARD,
                                             PRESIDENT AND CEO